UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Host Hotels & Resorts, Inc.

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HOST HOTELS & RESORTS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2019 PROXY STATEMENT

Value Creation Through Sustainability Leadership

We’re committed to enhancing the value and profitability of our owned hotels through sustainable business practices. Our strategic framework follows three themes to inform the integration of sustainability into our business and guide engagement with our corporate responsibility stakeholders.

Responsible Investment	Environmental Stewardship	Corporate Citizenship
Evaluate opportunities to address climate change risks, invest in proven sustainability practices and enhance asset value while improving environmental performance.	Set environmental targets, monitor the performance of our responsible investments and measure our progress toward improving the environmental footprint of our properties.	Strengthen our local communities through financial support, community engagement and volunteer service.

$179M	500+	$25M	135+	670
Engineering projects with sustainability benefits 2015-17	Projects with sustainability attributes completed 2015-17	Expected annual utility savings from combined investments 2015-17	Charities supported 2018	Hours volunteered among 200 employees 2018

Accomplishments & Recognition			2020 Targets Met Three Years Early
			GHG	Energy	Water	Waste
DJSI North America Top 20% in 2018	#1 Hotels & #2 for all U.S./ Listed Companies Green Star (6th consecutive year) in 2018	Lodging/Resorts Leader in the Light Winner (2014, 2015, 2017 and 2018)	28% Reduction	15% Reduction	25% Reduction	50% Major
Leadership recognition	1st Hospitality company to have its greenhouse gas emissions verified	Eight LEED certified properties	Per Square Foot[1]	Per Square Foot[1]	Per Occupied Room[1]	renovations with waste diversion
[1] Reduction against 2008 baseline year; new targets under development

New 2018 Initiatives
Leadership Ranking in 2018 (6th consecutive year)	94% of U.S. hotels distinguished by the Trip Advisor® GreenLeaders Program

The Company has also set a new target to achieve 30% renewable energy consumption by 2025 and established an internal price of carbon aligned with guidance provided by the World Bank to inform investment decisions.

For more information on our corporate responsibility program, visit our website at www.hosthotels.com. Please also refer to our 2018 Corporate Responsibility Highlights report, which follows the Global Reporting Initiative (GRI) disclosure framework.

April 5, 2019

Dear Fellow Stockholder:

I am pleased to invite you to our 2019 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. on Thursday, May 16, 2019, at the Ritz-Carlton Golf Resort, Naples, Florida. The doors will open at 10:30 a.m. Our directors and management team will be available to answer questions. At the annual meeting we will ask you to elect our Board of Directors, ratify the selection of KPMG LLP as our independent registered public accountants, and vote to approve executive compensation. These proposals are described in detail in the attached Notice of 2019 Annual Meeting of Stockholders and Proxy Statement. Our 2018 Annual Report is also enclosed, which we encourage you to read.

Host Hotels Delivered Another Year of Strong Performance in 2018

In 2018, we delivered strong operating performance at the high end of our guidance and successfully executed on our long-term strategic vision. On the transaction front, the Company completed $1 billion in acquisitions in Hawaii, San Francisco and Florida to strengthen our portfolio of iconic and irreplaceable assets, and in February 2019 we acquired the iconic 1 Hotel South Beach in Miami for $610 million. We also divested our interest in our European joint venture, as we continued to sharpen our focus on the U.S. In total, we sold approximately $2.2 billion in non-core assets in 2018 and early 2019. Our goal is to drive stockholder value by combining our operational expertise and exceptional portfolio with disciplined and opportunistic investments. Your Board of Directors is committed to achieving this goal through its continued active oversight and remains focused on generating long-term value for stockholders.

Underpinning our Performance is our Commitment to Corporate Responsibility Initiatives

Our commitment to environmental, social and governance initiatives is central to our business and corporate philosophy and serves as the foundation of Host Hotels’ sustainable long-term growth and success. Set forth on the inside front cover is more information on the themes of our corporate responsibility program, our targets and some of our initiatives. The leadership demonstrated by our corporate responsibility program has been confirmed by the recognition we have received. We invite you to learn more about our program through the corporate responsibility section of our website or by reading our 2018 Corporate Responsibility Highlights report, which communicates our approach and activities on environmental, social and governance matters in greater detail.

Your Vote is Important

The attendance of stockholders at our annual meeting helps maintain communication and can improve stockholders’ understanding of our business. We hope you will be able to join us. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet, or by completing, signing, dating and returning your proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card.

Thank you for your continued interest in Host Hotels & Resorts, and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott

Chairman of the Board

6903 Rockledge Drive, Suite 1500 Bethesda, Maryland 20817-1109

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

We cordially invite you to attend the 2019 annual meeting of stockholders of Host Hotels & Resorts, Inc., a Maryland corporation, and any postponements or adjournments of the meeting.

Meeting Date:	Thursday, May 16, 2019
Meeting Time:	11:00 a.m., Doors open at 10:30 a.m.
Location:	The Ritz-Carlton Golf Resort, Naples, Florida 2600 Tiburon Drive, Naples, Florida

At the 2019 annual meeting, stockholders as of the record date will be asked to consider and vote upon the following matters, as more fully described in the proxy statement.

Agenda

1.	Election of eleven directors;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2019;

3.	An advisory resolution to approve executive compensation; and

4.	Transaction of any other business that may be properly brought before the annual meeting.

Record Date

You may vote if you were a holder of record of our common stock at the close of business on March 22, 2019, the record date.

By Order of the Board of Directors

Elizabeth A. Abdoo

Secretary

April 5, 2019

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Go to the website address shown on your proxy card and vote via the Internet	BY MAIL Mark, sign, date and return the enclosed proxy card in the postage-paid envelope

BY TELEPHONE Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada)	IN PERSON Attend the Annual Meeting in Naples, Florida

PROXY STATEMENT

i

Proxy Statement. The Board of Directors of Host Hotels & Resorts, Inc. is soliciting proxies to be voted at our 2019 Annual Meeting of Stockholders on May 16, 2019 and at any postponements or adjournments of the meeting. We expect that this Proxy Statement will be mailed and made available to stockholders beginning on or about April 5, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 16, 2019. The Company’s Proxy Statement for the 2019 Annual Meeting and our Annual Report to Stockholders for 2018 are both available free of charge at https://www.proxydocs.com/HST. References in this Proxy Statement and accompanying materials to Internet web sites are for the convenience of readers. Information available at or through these web sites is not incorporated by reference in this Proxy Statement.

ii

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)

Election of Directors	✓ For each director nominee	6

Ratification of Appointment of KPMG LLP	✓ For	26

Advisory Resolution to Approve Executive Compensation	✓ For	30

BOARD NOMINEES

The following table provides summary information about each director nominee. Directors are elected annually by a majority of votes cast.

			Committee Memberships*
Name, Age	Director Since	Principal Occupation	A	C	NCG	Other U.S. Public Company Boards

Mary L. Baglivo, 61	2013	Chief Executive Officer The Baglivo Group				PVH Corp. Ruth’s Hospitality Group

Sheila C. Bair, 65	2012	Former President of Washington College	(F)			Thomson Reuters

Ann McLaughlin Korologos, 77	1993	Former Chair of RAND Corporation Board of Trustees				Capri Holdings

Richard E. Marriott, 80	1993	Chairman of the Board

Sandeep L. Mathrani, 56	2016	Chief Executive Officer of Brookfield Properties’ retail group

John B. Morse, Jr., 72	2003	Retired Vice President and CFO of The Washington Post Company	(F)			AES Corporation

Mary Hogan Preusse, 50	2017	Founder and Principal of Sturgis Partners LLC	(F)			Digital Realty Trust Kimco Realty VEREIT

Walter C. Rakowich, 61	2012	Retired Chief Executive Officer of Prologis	(F)			Iron Mountain Inc. Ventas, Inc.

James F. Risoleo, 63	2017	President and Chief Executive Officer				Cole Office & Industrial REIT

Gordon H. Smith, 66 Lead Independent Director	2009	President & CEO of the National Association of Broadcasters

A. William Stein, 65	2017	Chief Executive Officer of Digital Realty Trust	(F)			Digital Realty Trust

* A	Audit Committee	C	Compensation Policy Committee

	Chair of the Committee	NCG	Nominating and Corporate Governance Committee

(F)	Audit Committee Financial Expert

Date and Time May 16, 2019 11:00 a.m. Eastern time Record Date March 22, 2019 Place Ritz-Carlton Golf Resort, Naples 2600 Tiburon Drive, Naples, Florida # Shares Eligible [738,975,540] shares of common stock

PROXY SUMMARY

Snapshot of Director Diversity and Experience

All director nominees are independent other than our Chief Executive Officer and Chairman. The Nominating and Corporate Governance Committee and the Board believe it is important for the Board to be “refreshed” by adding directors from time to time, and two new independent directors joined the Board in 2017. The Committee and the Board also believe that long-serving directors bring critical skills and historical perspective to the Board in a cyclical business such as the lodging industry. The Committee and Board seek a balanced mix of both new and experienced directors and believe this balance is achieved with the current nominees.

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to strong performance and creating long-term stockholder value. Our governance framework gives our highly experienced independent directors the structure necessary to provide oversight, advice and counsel to the Company. This framework is described in more detail in our Corporate Governance Guidelines and code of conduct, which can be found in the governance section of our website.

Board Independence	9 out of 11 of our directors are independent Our Chairman and CEO are the only management directors
Board Composition

   36% of our Board members are women

   Annual self-assessment to review Board’s effectiveness

   The Nominating and Corporate Governance Committee leads the full Board in considering Board competencies and the identification and evaluation of director candidates.

Board Committees	Three Board committees – Audit, Nominating and Corporate Governance, and Compensation Policy Fully independent Board committees Five Audit Committee members are “financial experts”
Leadership Structure

   Chairman of the Board separate from CEO

   Independent Lead Director (selected by the directors). Among other duties, he/she convenes and chairs executive sessions of the independent directors to discuss certain matters without management present.

Risk Oversight

   Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks. Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

Our Director nominees exhibit an effective mix of skills, experience, diversity and fresh perspective. Four of the last six Board members added are either women or otherwise bring diversity to the Board. Median Tenure 6.4 years Gender Diversity 36% Women

PROXY SUMMARY

Open Communication	We encourage open communication and strong working relationships among the Lead Director, Chairman, CEO and other directors. Our directors have access to management and employees.
Director Stock Ownership

   Our independent directors are required to own common stock in an amount equal to five times the annual cash base retainer. Our management directors (CEO and Chairman) are required to own common stock in an amount equal to six times their annual salary.

   Comprehensive insider trading policy

   Prohibitions on hedging and pledging transactions

Accountability to Stockholders

   Majority voting in uncontested director elections, coupled with a director resignation policy

   Fully non-classified board with annual election of directors

   Adopted proxy access rights

   No stockholder rights plan

   Annual advisory vote on executive compensation

   Opted out of the Maryland Control Share Acquisition Act, which provides certain takeover defenses

   Opted out of the provisions of the Maryland Unsolicited Takeovers Act, which permits a board of directors to classify itself without a stockholder vote

   Stockholder power to amend the Bylaws

   Stockholder power to call special meeting upon 25% of the votes entitled to be cast.

Management Succession Planning	The Board actively monitors our succession planning and people development and receives regular updates on employee engagement, diversity and retention matters.
Sustainability and Corporate Responsibility	The Nominating and Corporate Governance Committee monitors our programs and initiatives on sustainability, environmental matters and social responsibility.

COMPENSATION PROGRAM

Our executive compensation programs are designed to:

•	Link pay to performance;

•	Attract and retain talented executive officers and key employees;

•	Emphasize performance-based compensation to motivate key executives;

•	Reward individual performance; and

•	Encourage long-term commitment to the Company and align the interests of executives with stockholders.

PROXY SUMMARY

We meet these objectives through an appropriate mix of compensation, including for 2018:

Component	Form	Description & Objective

Long-Term Incentive (Performance-Based)	Equity

•  Represents two-thirds of total long-term incentive award

•  Restricted stock units that are solely performance based and vest either annually based on corporate objectives or following a three-year period based on relative total stockholder return

•  Aligns executive officers’ compensation with returns delivered to Company stockholders and motivates performance against key corporate objectives

Long-Term Incentive (Time-Based)

•  Represents one-third of total long-term incentive award

•  Restricted stock units that vest in annual installments over three years

•  Aligns the interests of the executives with long-term stockholder value

Annual Incentive	Cash

•  At-risk compensation with payments based on the Company’s achievement of key financial measures (adjusted funds from operations per share and return on invested capital) and objective individual performance goals

•  Formulaic with limited discretion and a cap on the maximum amount that can be earned

Base Salary		• Provides market-competitive pay reflective of an executive’s role, experience and individual performance • Only component of compensation that is fixed

In 2017, we made several key enhancements to our compensation programs to continue to enhance the link between compensation and the Company’s business and strategy as well as the long-term interests of stockholders.

✓ Approximately 94% of the votes cast on our 2018 say-on-pay proposal were in favor of our executive compensation program and policies

See “Compensation Discussion and Analysis—Our Compensation Program” for a further discussion of the Company’s compensation programs.

removed individual performance measures from long-term incentive program modified mix of equity to 2/3rd performance based; and 1/3rd time based for retention purposes reweighted performance based long-term incentives to balance strategic measures and relative total stockholder return utilized forward looking 3-year relative total stockholder return measure (replacing previous historical approach) discontinued granting stock options

PROXY SUMMARY

2018 PERFORMANCE HIGHLIGHTS

2018 was a year of continued growth for the Company. The Company’s comparable hotel revenue per available room (or RevPAR) increased 2.3%, representing the ninth consecutive year of positive RevPAR growth. RevPAR is a commonly used measure within the hotel industry to evaluate hotel operations. For more information on this measure and our 2018 results, see the Company’s Annual Report on Form 10-K.

We undertook a number of initiatives in 2018 to better position the Company for long-term, sustainable growth and continued to execute on our strategy to decrease international exposure and improve the overall quality of the portfolio by recycling out of low RevPAR hotels and into high RevPAR hotels.

Refocused the Company on the U.S. with targeted dispositions of:

$2,278

Million

(including one January 2019 sale) reducing our exposure to international and less profitable domestic markets at attractive prices.

Achieved the strongest balance sheet (in terms of leverage and interest coverage) in the Company’s history. Maintained our investment grade bond rating.	2018 investment activity: $1,000 Million Acquired 3 iconic Hyatt hotels – the Andaz Maui, Grand Hyatt San Francisco, and Hyatt Regency Coconut Point.	Returned value to stockholders in 2018: $635 Million Represents $0.85 in dividends authorized to stockholders in 2018.	Current annualized dividend yield: 4.4% Based on $0.85 per share in dividends authorized in 2018 and the Company’s closing stock price of $19.15 as of March 21, 2019.

PROPOSAL 1 – ELECTION OF 11 DIRECTORS

Our Board of Directors has nominated 11 directors for election at this Annual Meeting to hold office until the next Annual Meeting and the election of their successors. All the nominees are currently directors. Each nominee has consented to serve if elected, but if any director nominee is unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board. Alternatively, should such circumstances arise, the Board, on the recommendation of the Nominating and Corporate Governance Committee, may decide to reduce the size of the Board and the number of nominees.

Board Skills, Qualifications, Diversity and Tenure

The Nominating and Corporate Governance Committee reviews the composition of the Board in light of the Company’s changing requirements and its annual assessment of the Board’s performance. The Committee and Board seek a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts.

There are general qualifications that all Directors must have, which are described in the Committee’s charter and the Company’s Corporate Governance Guidelines, including integrity and high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee also considers other criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company.

The Board and the Committee are also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, thought, perspective, age, tenure, gender, and ethnicity.

The Board and the Nominating and Corporate Governance Committee believe it is important for the Board to be “refreshed” by adding new directors from time to time. However, the Committee and the Board also believe that long-serving directors bring critical skills and knowledge to the Board. Among other things, such senior directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as the lodging industry. In addition, the Committee and the Board believe that long-serving directors have acquired extensive knowledge of the business that tends to make them less dependent upon management for information and perspectives. Accordingly, while the Committee considers tenure as a factor in determining the nominee slate, it is not a critical or determinative factor.

2016 & 2017 BOARD REFRESHMENT

Proposal 1 Election of 11 Directors The Board recommends a vote FOR each of the director nominees Diverse slate of directors with broad leadership experience Four of the last six Board members added are either women or bring diversity to the Board All candidates highly successful executives in large organizations or government with relevant skills and expertise Commitment to refreshment—4 directors added since 2016 Median director tenure 6.4 years

PROPOSAL 1 – ELECTION OF 11 DIRECTORS

Director Nominees

The Committee believes that each of the nominees possesses the key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or the government and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee has also taken into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations.

The director nominees have served on our Board for an average of approximately 9.5 years. The median tenure of our director nominees is 6.4 years. Four of the director nominees, or 36% of the Board, have served for less than three years.

The Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

INDEPENDENCE TENURE

Below each nominee’s biography, we have included an assessment of the skills and experience of such nominee. We have also included a chart that covers the assessment for the full Board.

DIVERSITY OF BACKGROUND

Voting Standard

Each director nominee stands for election every year. Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against”. As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

PROPOSAL 1 – ELECTION OF 11 DIRECTORS

NOMINEES FOR DIRECTOR

MARY L. BAGLIVO

Ms. Baglivo is the Chief Executive Officer of the Baglivo Group, a strategy consulting company. Previously, she was the Vice Chancellor of Communications and Marketing for Rutgers University from 2017 to 2018 and was the Vice President for Global Marketing and Chief Marketing Officer for Northwestern University from 2013 to 2017. Before that, she was a partner with Brand Value Advisors, a strategic brand and digital marketing advisory firm. She also previously served as Chair and Chief Executive Officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to 2013, and Chief Executive Officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was President of Arnold Worldwide from 2002 to 2004 and Chief Executive Officer of Panoramic Communications from 2001 to 2002. She currently serves on the board of directors of PVH Corp., where she is a member of its corporate responsibility committee, Ruth’s Hospitality Group, where she is a member of its compensation and nominating and corporate governance committees, and Verve Wireless, Inc., a private company.

Skills and Expertise:

•  in depth global marketing, advertising and consumer branding experience

•  strategic planning expertise

•  extensive business and leadership experience of large complex companies, including as Chair and CEO of the Americas at Saatchi & Saatchi Worldwide

•  understanding of growth strategies in worldwide branded businesses

Age: 61 Director since: 2013 Independent
Committees: Compensation (Chair) Nominating and Corporate Governance
Public Boards: PVH Corp. Ruth’s Hospitality Group

SHEILA C. BAIR

Ms. Bair is the former President of Washington College. She is also the former Chair of the Federal Deposit Insurance Corporation, where she served in that capacity from 2006 to 2011. From 2002 to 2006 she was the Dean’s Professor of Financial Regulatory Policy for the Isenberg School of Management at the University of Massachusetts-Amherst. She also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury (2001 to 2002), Senior Vice President for Government Relations of the New York Stock Exchange (1995 to 2000), Commissioner of the Commodity Futures Trading Commission (1991 to 1995), and as counsel to Kansas Republican Senate Majority Leader Bob Dole (1981 to 1988). She continues her work on financial policy issues as chair emeritus of the Systemic Risk Council, a public interest group which monitors progress on the implementation of financial reforms. She is also an accomplished author and has written several books on financial issues, including educational writings on money and finance for children. She is on the board of the Thomson Reuters Corporation, where she is a member of its audit committee and Chair of its risk committee. In addition, she serves on the boards of the Volcker Alliance, Paxos Trust Company and is an independent non-executive director of the Industrial and Commercial Bank of China Ltd.

Skills and Expertise:

•  extensive expertise in banking and finance as a result of her services as Chair of the FDIC

•  recognized leader and author on financial policy issues

•  broad government and regulatory experience both from her service at the FDIC as well as prior service in senior positions at the NYSE, CFTC and the U.S. Department of the Treasury

•  audit committee financial expert

•  familiarity with aspects of managing and providing leadership to complex business organizations

•  familiarity and experience with global financial systems as an independent director for China’s largest bank, an advisor to the China Bank and Insurance Regulatory Commission, and as a former board member and current advisor to Grupo Santander, one of Europe’s largest banks

Age: 65 Director since: 2012 Independent
Committees: Audit Nominating and Corporate Governance
Public Boards: Thomson Reuters

PROPOSAL 1 – ELECTION OF 11 DIRECTORS

MARY HOGAN PREUSSE

Ms. Hogan Preusse is the founder and principal of Sturgis Partners, an advisory firm. She was formerly at APG Asset Management US, the New York subsidiary of the Netherlands-based firm from 2000 to 2017. At APG she served as the Managing Director and co-head of Americas Real Estate where she was responsible for managing all of APG’s public real estate investments in North and South America. She also served on the Executive Board of APG Asset Management US from 2008 to 2017. Prior to joining APG in 2000, she spent eight years as a sell side analyst covering the REIT sector, and began her career at Merrill Lynch as an investment banking analyst. Her industry memberships include the International Council of Shopping Centers and NAREIT where she serves as a member of the Advisory Board of Governors. She is also a member of the board of directors of Digital Realty Trust, where she is a member of its audit and nominating and corporate governance committees; Kimco Realty, where she is a member of its audit, executive compensation and nominating and corporate governance committees; and VEREIT, where she is a member of its nominating and corporate governance and compensation committees. Ms. Hogan Preusse is a member of the Bowdoin College Board of Trustees and a member of the Real Estate and Infrastructure Advisory Board of the Carey Business School at Johns Hopkins University.

Skills and Expertise:

•  over 25 years of real estate experience, including managing a $13 billion portfolio in real estate investment trusts and other public real estate securities

•  brings valuable investment focus to the Board

•  recognized expertise and leadership in the real estate sector and in 2015 received NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the industry

•  board oversight expertise, serving on the boards of three other public real estate companies

•  audit committee financial expert

Age: 50 Director since: 2017 Independent
Committees: Audit Nominating and Corporate Governance
Public Boards: Digital Realty Trust Kimco Realty VEREIT

SANDEEP L. MATHRANI

Mr. Mathrani is the Chief Executive Officer of Brookfield Properties’ retail group and Vice Chairman of Brookfield Properties. Prior to its merger with Brookfield Properties, Mr. Mathrani served as Chief Executive Officer and director of GGP Inc. from 2010 to 2018. Prior to GGP, he served as the President of Retail at Vornado Realty Trust from 2002 to 2010 and was responsible for all retail real estate activities in the United States and India. Prior to Vornado, he served as an Executive Vice President at Forest City Ratner Companies, LLC from 1994 to 2002 and was responsible for its retail development and related leasing in the New York City metropolitan area. Mr. Mathrani is an Executive Board member and Chair of the National Association of Real Estate Investment Trusts, a member of the Real Estate Roundtable, and a member of the Executive Board and Board of Trustees of the International Council of Shopping Centers.

Skills and Expertise:

•  significant experience as CEO and a director of GGP, a large real estate investment trust focused on retail real estate

•  real estate industry veteran with almost 30 years of experience

•  extensive familiarity with all aspects of managing and providing leadership to a complex business organization

Age: 56 Director since: 2016 Independent
Committees: Audit Compensation

PROPOSAL 1 – ELECTION OF 11 DIRECTORS

ANN MCLAUGHLIN KOROLOGOS

Ms. Korologos served as the Chair of the Board of Trustees of the RAND Corporation, an international public policy research organization from April 2004 to April 2009. She is currently Chair of the Board of the Middle East Investment Initiative and is the former Chair of the Board of the Anderson Ranch Arts Center. She was a member of the Board of Cristo Rey Network from 2012 to 2017. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor from 1987 to 1989 and Under Secretary of the Department of the Interior from 1984 to 1987. She also serves as a director of Capri Holdings Limited (formerly Michael Kors), where she is a member of the compensation and talent committee and Chair of the governance and nominating committee. She previously served on the boards of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company, Harman International Industries, Inc. and Vulcan Materials Company.

Skills and Expertise:

•  significant experience as a director of large, diversified, global public companies

•  recognized expertise and leadership in the oversight of public companies (including specific experience in lead director role, compensation, audit, diversity, governance, and social responsibility oversight)

•  through her high-level U.S. government service, she also provides knowledge of labor issues, international affairs and expertise in providing leadership to complex business organizations

•  public policy, social responsibility and succession issues expertise

•  vast knowledge of and long-term experience with the Company, serving as a director since 1993

Age: 77 Director since: 1993 Independent
Committees: Compensation
Public Boards: Michael Kors

RICHARD E. MARRIOTT

Mr. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation, the Chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He previously served on the Board of Marriott International, Inc. and is a past President of the National Restaurant Association and a past director of the Polynesian Cultural Center. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Skills and Expertise:

•  comprehensive knowledge of the Company and unique perspective and insight into the hospitality industry based on a 53-year history with the Company and Marriott International

•  during his tenure, Mr. Marriott has served in various executive capacities and has served as our Chairman since 1993

•  long history of successful management of the Company

Chairman of the Board
Age: 80 Director since: 1993

PROPOSAL 1 – ELECTION OF 11 DIRECTORS

JOHN B. MORSE, JR.

Mr. Morse served as Senior Vice President, Finance and Chief Financial Officer of The Washington Post Company (now Graham Holdings Company) from November 1989 until his retirement in December 2008. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. Mr. Morse is the Chairman and lead independent director of AES Corporation, where he also previously served as Chairman of the financial audit committee. He previously served on the board of HSN, Inc., where he was chairman of both the compensation and audit committees. He is a former Trustee and President Emeritus of the College Foundation of the University of Virginia and a former director and Treasurer of Greater Naples Leadership.

Skills and Expertise:

•  substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies

•  in-depth understanding of accounting principles and financial reporting rules and regulations acquired in the course of serving as the CFO of The Washington Post Company and his years as a partner at PricewaterhouseCoopers

•  board oversight expertise as an audit committee financial expert and a member of the audit committees of other public company boards

Age: 72 Director since: 2003 Independent
Committees: Audit
Public Boards: AES Corporation

WALTER C. RAKOWICH

Mr. Rakowich is the former Chief Executive Officer of Prologis, where he worked for 18 years before retiring in December 2012. Mr. Rakowich served as CEO of Prologis from November 2008 through June 2011, when Prologis merged with AMB Property Corporation. He then assumed the role of Co-CEO and served as a member of the Prologis board of directors up until December 2012 to manage the integration of the two companies. Prior to his service as CEO, Mr. Rakowich held a number of senior management positions while at Prologis, including as President and Chief Operating Officer from 2005 to 2008, and Managing Director and Chief Financial Officer from 1998 to 2005. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company, where he worked for nine years; before that he was a senior audit and tax consultant for Pricewaterhouse. Mr. Rakowich is also a director of Iron Mountain Incorporated where he is a member of its audit and nominating and governance committees, and is a director of Ventas, Inc. where he is a member of its audit and compliance committee. He is also on the board of trustees of The Pennsylvania State University and is the Chairman of its audit and risk committee and is on the board of the Global Food Exchange, a private company, and Colorado UpLift.

Skills and Expertise:

•  significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts

•  from 1998 to 2012, Mr. Rakowich served, over time, as chief financial officer, chief operating officer and chief executive officer of Prologis, a real estate investment trust focused on industrial real estate with extensive international operations

•  brings valuable experience to the Board on issues facing the Company’s international portfolio, risk assessment and leadership development

•  extensive experience in accounting through his years at Pricewaterhouse

•  audit committee financial expert

Age: 61 Director since: 2012 Independent
Committees: Audit Nominating and Corporate Governance (Chair)
Public Boards: Iron Mountain Incorporated Ventas, Inc.

PROPOSAL 1 – ELECTION OF 11 DIRECTORS

JAMES F. RISOLEO

Mr. Risoleo became our President and Chief Executive Officer in January 2017. He joined our Company in 1996 as Senior Vice President for Acquisitions and Development, and was appointed Executive Vice President and Chief Investment Officer in 2000. In 2012, he became Executive Vice President and Managing Director of the Company’s European business activities and, in 2015, Mr. Risoleo assumed leadership for all of the Company’s West Coast investment activities in addition to Europe. Prior to joining our Company, Mr. Risoleo was Vice President, Development at Interstate Hotels Corporation and a Senior Vice President, Commercial Real Estate at Westinghouse Electric Corporation. Mr. Risoleo serves as a director of Cole Office & Industrial REIT, a public non-listed REIT, and is a member of its audit committee and Chairman of its valuation and compensation committee. He also previously served as the non-executive Chairman of Cole Office & Industrial REIT from 2015 to 2018. He serves as an Executive Board member of NAREIT, an Executive Committee member of the American Hotel & Lodging Association, a member of the U.S. Travel Association CEO Roundtable, and as a member of the Real Estate Roundtable. Mr. Risoleo is also a member of the Bar of the State of Pennsylvania.

Skills and Expertise:

•  extensive business, leadership and strategic planning experience

•  significant expertise in finance, equity and capital development, real estate and the hospitality industry

•  over 25 years of domestic and international hotel experience in investment, dispositions, capital budgets and asset management

•  extensive knowledge of the Company as a member of senior management for over 20 years, serving in various roles within the Company and culminating in his current service as CEO

President and Chief Executive Officer
Age: 63 Director since: 2017
Public Boards: Cole Office & Industrial REIT

GORDON H. SMITH

Senator Smith is President and Chief Executive Officer of the National Association of Broadcasters. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, he directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became President in 1995. He also previously practiced law in the states of New Mexico and Arizona.

Skills and Expertise:

•  high-level U.S. government experience and leadership as a United States Senator

•  extensive knowledge of public policy, international affairs and trade and law

•  significant business experience and knowledge of finance, accounting and marketing obtained through his management of Smith Frozen Foods, a leading producer of frozen foods

Age: 66 Director since: 2009 Lead Independent Director
Committees: Nominating and Corporate Governance (Chair)

PROPOSAL 1 – ELECTION OF 11 DIRECTORS

A. WILLIAM STEIN

Mr. Stein is the Chief Executive Officer and a director of Digital Realty Trust. Prior to being named CEO in 2014, he served as Chief Financial Officer and Chief Investment Officer. Before joining Digital Realty in 2004, Mr. Stein was with GI Partners, a private equity fund of which Digital Realty was a portfolio company. Past positions include serving as Co-Head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group; President and Chief Operating Officer of TriNet Corporate Realty Trust (acquired by iStar Financial) and a variety of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. In addition, Mr. Stein practiced law for eight years, specializing in financial transactions and litigation. Mr. Stein serves on the Executive Board and as Second Vice Chair of NAREIT and is a member of the Fisher Center for Real Estate & Urban Economics Policy Advisory Board. He is also a member of the University of Pittsburgh Chancellor’s Global Advisory Council.

Skills and Expertise:

•  over 30 years of investment, financial and operating management experience

•  in-depth understanding of the real estate industry and the issues facing real estate investment trusts

•  extensive leadership experience including as CEO of Digital Realty Trust, a real estate investment trust focused on data centers, and has overseen a doubling of the company’s total enterprise value, as well as its inclusion in the S&P 500 Index

•  audit committee financial expert

Age: 65 Director since: 2017 Independent
Committees: Audit Compensation
Public Boards: Digital Realty Trust

PROPOSAL 1 – ELECTION OF 11 DIRECTORS

Summary of 2019 Director Qualifications and Experience

The Nominating and Corporate Governance Committee and the full Board believe a complementary mix of diverse skills, attributes, and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, notes the specific experience, qualifications, attributes, and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of a “•” for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Code of Business Conduct and Ethics

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted Corporate Governance Guidelines, which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Board has also adopted a code of business conduct and ethics that applies to all directors, officers and employees of the Company. The purpose of the code of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors. The Corporate Governance Guidelines, code of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

Governance is a continuing focus of the Company. In 2016 the Board of Directors amended and restated the Company’s Bylaws to add “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Also in 2016 the Board proposed, and stockholders approved, Charter amendments which strengthened the rights of stockholders by providing stockholders the concurrent power to amend the Bylaws and reducing the threshold needed for stockholders to call a special meeting. Over the years, the Board has implemented numerous other corporate governance enhancements to serve the long-term interests of all stockholders. These have included:

▶  adopting a majority vote standard for uncontested director elections, coupled with a director resignation policy;

▶  declassifying the Board so that all directors are elected annually;

▶  allowing the Company’s rights plan to expire;

▶  opting out of the Maryland Control Share Acquisition Act;

▶  opting out of the provisions of the Maryland Unsolicited Takeovers Act that permit the Board to classify itself without a stockholder vote;

▶  supermajority of independent directors;

▶  executive sessions of the Board without management present;

▶  proactive and productive stockholder engagement policy;

▶  independent lead director (selected by the directors); and

▶  annual self-assessment to review the Board’s effectiveness.

For more information on the Company’s corporate governance practices, see the Corporate Governance Guidelines posted on our website.

Board Leadership

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the particular makeup of the Board at any point in time. We have historically had a leadership structure that includes a Chairman of the Board, who is annually elected, a separate Chief Executive Officer, and an independent director serving as Lead Director. The CEO is responsible for setting the strategic direction of the Company and for the day-to-day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings, presides over meetings of the full Board and participates in stakeholder outreach. This structure reflects the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has been elected and has led the Company as Chair since its split with Marriott International in 1993. His over 50-year career at the Company uniquely provides him with a perspective and wealth of knowledge that is invaluable to the Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board also has the position of Lead Director who provides additional independent oversight of senior management and board matters in our current structure where the Chairman and CEO are not independent directors. The role of a Lead Director is meant to facilitate communication among the directors or between any of them and the Chairman and CEO. In addition, directors are encouraged to continue to communicate among themselves and directly with the Chairman and CEO, and under our Corporate Governance Guidelines each independent director may call an executive session. Upon recommendation of the Nominating and Corporate Governance Committee, our Lead Director is elected annually from among the independent directors. Gordon H. Smith was appointed Lead Director in May 2018.

The duties of the Lead Director include:

•	presiding at executive sessions of the Board, and briefing the Chairman and CEO, as needed, following such sessions;

•	presiding at meetings of the Board where the Chairman is not present;

•	convening and acting as chair of meetings of the independent directors;

•	providing input on Board agendas and meeting schedules;

•	providing feedback to and consulting with the Chairman and CEO on any concerns of the Board; and

•	serving as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described below under “Communications with Directors.”

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Nine of eleven of our directors are independent within the meaning of the rules of the New York Stock Exchange as discussed below. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company as well as matters concerning management, without any member of management present.

The Board believes that the separate roles of Chairman and CEO, coupled with an independent Lead Director, the use of regular executive sessions of the non-management directors, and the substantial majority of independent directors comprising the Board, allows the Board to maintain effective oversight of the Company.

At least annually, the Nominating and Corporate Governance Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

In determining the independence of our directors, the Board considers all relevant facts and circumstances, including, but not limited to, whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company, and any charitable contributions the Company made to non-profit organizations with which director nominees or their

CORPORATE GOVERNANCE AND BOARD MATTERS

immediate family members are associated. Consistent with these considerations, the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that all of the director nominees other than Mr. Marriott and Mr. Risoleo are independent and recommended to the Board that Messrs. Mathrani, Morse, Smith, Stein and Rakowich and Mmes. Korologos, Bair, Hogan Preusse and Baglivo have been determined to be independent. The Board approved the determination that nine of the Company’s eleven director nominees are independent. Messrs.  Marriott and Risoleo are not independent because they are Company employees.

Communications With Directors

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the Lead Director or the non-management directors as a group by writing to:

Host Hotels & Resorts, Inc.
Attention: Secretary
6903 Rockledge Dr., Suite 1500
Bethesda, MD 20817

The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded.

Stockholder Outreach and Engagement

Why We Engage

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us:

Determine which issues are important to our stockholders and share our views on those issues	Provide transparency into our business, governance practices and compensation, and set expectations for our performance	Identify emerging issues that may affect our strategies, governance, compensation practices or operations.

How We Engage

Our stockholder and investor outreach generally includes investor road shows, analyst meetings, investor days, and investor conferences and meetings. In the last several years we have expanded our stockholder outreach by engaging stockholders directly and seeking their views on governance and other matters, concentrating our efforts on our largest stockholders. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, correspondence, and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.

CORPORATE GOVERNANCE AND BOARD MATTERS

In 2018, Management met with over 200 members of the investment community, reaching holders of approximately 65% of the Company’s actively managed shares (i.e., excluding holdings of passive investors such as index funds).

What We Heard	How We Responded
Greater transparency into our business	In 2018 we overhauled our investor presentation and enhanced our supplemental financial information to provide property level results for our top hotels for the first time
Focus on the U.S.	Sold our interest in our European Joint Venture in December 2018 and the JW Marriott Hotel Mexico City, reducing the Company’s international exposure to approximately 1.5% of revenues
Issue an annual sustainability report	We continue to further enhance our ESG reporting, and we issued our 2018 Corporate Responsibility Highlights report, available on our website at www.hosthotels.com
Address human capital management

Our 2018 report focused on the Company’s environmental stewardship, responsible investment practices and corporate citizenship. Through discussion and engagement with investors, we intend to expand next year’s report to cover human capital management

Enhance CEO pay ratio disclosure	This proxy statement includes supplemental workforce information and context around the Company’s CEO pay ratio disclosure
Greater stockholder protections

In recent years we have adopted various corporate governance reforms to be responsive to trends and developments:

•  added proxy access

•  provided stockholders concurrent power to amend the bylaws

•  reduced the threshold for calling a special meeting

•  opted out of Maryland Unsolicited Takeovers Act

The Board’s Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Reviews of certain areas are conducted by the relevant committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives. The chart below summarizes the primary areas of risk oversight for the Board and its committees.

CORPORATE GOVERNANCE AND BOARD MATTERS

Risk Oversight

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual business plan and strategic plan; major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; investments, acquisitions and divestitures; capital market and joint ventures; and senior management succession planning.

Audit Committee	Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes. Responsible for oversight of risks associated with financial matters, particularly the Company’s financial statements, tax, accounting, and disclosure; cybersecurity related risks; risks associated with derivatives and hedging strategy; risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors; and the Company’s compliance with legal and regulatory requirements.

Compensation Policy Committee	Exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention, succession planning and employment related matters. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

Nominating and Corporate Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; reviews of the structure, membership and charters of the Board committees; reviews the compensation for independent directors; oversight of the evaluation of the Board and management; and oversight of the Company’s policies, programs and practices on corporate responsibility and sustainability, including environmental, social and other matters.

The Board and its committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its committees and individual directors on the significant risks identified through this process and how they are being managed.

Succession Planning

The Board is actively engaged in executive talent management and succession planning. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually and receives regular updates on employee engagement, diversity and retention matters. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

Under the oversight of the Board, the Company’s CEO successions have been successfully managed and implemented. When seeking a successor CEO, the Board has historically focused on internal candidates, drawing on the Company’s deep bench strength. The Company’s past three CEO’s, over a span of almost 20 years, have all come from within the organization. In late 2016, Mr. W. Edward Walters stepped down as CEO after ten years in that position. In the same press release announcing Mr. Walter’s departure, the Company announced that Mr. James Risoleo, then Executive Vice President and Managing Director of Investments, West Coast and Europe, was appointed CEO by the Board of Directors effective January 1, 2017 in a seamless management transition.

CORPORATE GOVERNANCE AND BOARD MATTERS

Political Contributions Policy and Trade Association Memberships

Under the Company’s longstanding policy, Company funds may not be used to contribute to candidates, political party committees, or political action committees. Company funds also may not be used to make direct independent expenditures to support or oppose political campaigns, to contribute to “social welfare” organizations organized under Section 501(c)(4) of the U.S. Internal Revenue Code or organizations organized under Section 527 of the Internal Revenue Code, or to support ballot measure committees. The Company does not have a political action committee.

The Company believes that participation in the public policy process is an important and essential means of enhancing stockholder value. To help us achieve this objective, the Company belongs to a number of trade associations (organized under Section 501(c)(6) of the Internal Revenue Code), which allows us to network, build business skills, advance our public agenda and related business goals and monitor industry policies and trends. Company participation in trade associations, including membership on a trade association board, does not mean that the Company agrees with every position a trade association takes on an issue. In fact, from time to time our positions may differ from those of the trade associations of which we are members.

The Company makes payments to these associations, including membership fees and dues. Pursuant to the Company’s code of business conduct and ethics, the Company’s legal department oversees compliance with the Company’s policy on political contributions. The Nominating and Corporate Governance Committee discusses the Company’s political spending policies and disclosures. The chart below lists organizations receiving dues and other contributions from the Company totaling $25,000 or more between 2018 and 2015. Based on each organization’s records, we have listed below the portion of Company dues and other amounts that are used by each organization for lobbying.

Trade Association Memberships

	2018				2017				2016					2015
U.S. Trade Association	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying		Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying
National Association of Real Estate Investment Trusts	$144,867		20	$28,973	$130,572		20	$26,114	$126,740		25	$31,685		$127,652		25	$31,913
US Travel Association	74,300		20	14,860	72,500		27	19,575	70,850		27	19,130		104,286		38	39,629
Real Estate Roundtable	35,000		65	22,750	30,000		65	22,750	30,000		65	19,250		45,000		65	29,250
The Real Estate Board of New York	29,000	(2)	9	2,520	29,000	(2)	9	2,520	29,000	(2)	7	1,960		29,000	(2)	7	1,960
American Hotel & Lodging Association (3)	75,608		18	13,609	74,072		36	26,665	198,085		36	24,881	(4)	164,266		34	32,299	(5)
Federal City Council	25,000		0	0					50,000		0	0		50,000		0	0

(1)	Lobbying percentages obtained from the respective trade association.

(2)	Of this amount, $28,000 was paid in dues and $1,000 was paid in contributions (no contributions were used for lobbying).

(3)	In addition to these totals, certain hotels owned by the Company also contribute to the AH&LA.

(4)	AH&LA only used dues (and not contributions) to fund its lobbying activities. The Company paid AH&LA $69,115 in dues in 2016.

(5)	AH&LA only uses dues (and not contributions) to fund its lobbying activities. The Company paid AH&LA $94,996 in dues in 2015.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings and Committees of the Board

The Board met four times in 2018. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. Under the Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, and all directors attended the annual meeting in 2018. Under our Corporate Governance Guidelines, our independent directors meet in executive session without management and did so after each regularly scheduled Board meeting in 2018. Mr. Smith, the Lead Director, presided over the executive sessions of the non-management directors.

Host’s Board of Directors 2018 by the Numbers
meetings held by the Board of Directors

times the independent directors met in Executive Session

total Board and Committee meetings

of Board members attended the Annual Meeting held on May 17, 2018

The Board has three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. See “Attendance and Voting Matters—How can I obtain copies of documents referenced in this proxy statement?” Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The composition of each committee, including the designation of committee chairs, is determined annually by the Board, based on recommendations from the Nominating and Corporate Governance Committee. Assignments to committees are made based on a combination of factors, including each individual Board member’s expertise and the needs of the Company. The Nominating and Corporate Governance Committee considers rotating chair and committee assignments every three to five years, taking into account, among other considerations, the benefits of continuity and experience, the desirability of new perspectives and continual education and engagement for directors, the applicable regulatory and stock exchange requirements, and the appropriate distribution of work. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

Audit

Members & Meetings	Committee Functions

Walter C. Rakowich (Chair) Sheila C. Bair Sandeep L. Mathrani John B. Morse, Jr. Mary Hogan Preusse A. William Stein Number of Meetings in 2018: Seven

•  Appoints and oversees the independent auditors;

•  Approves the scope of audits and other services to be performed by the independent and internal auditors;

•  Interviews, discusses and approves the selection of the lead audit partner of the independent auditor;

•  Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•  Reviews the work and findings, if any, of the internal auditors;

•  Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•  Meets with the independent auditors, management representatives and internal auditors;

•  Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•  Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•  Reviews risk exposures and management policies.

CORPORATE GOVERNANCE AND BOARD MATTERS

Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and expertise requirements of the New York Stock Exchange and Ms. Bair, Ms. Hogan Preusse, Mr. Morse, Mr. Rakowich and Mr. Stein are “audit committee financial experts” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

Nominating and Corporate Governance

Members & Meetings	Committee Functions

Gordon H. Smith (Chair) Mary L. Baglivo Sheila C. Bair Mary Hogan Preusse Walter C. Rakowich Number of Meetings in 2018: Four

•  Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•  Oversees the annual evaluation of the Board, its committees and, in conjunction with the Compensation Policy Committee, management;

•  Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Compensation Policy Committee of any modifications;

•  Reviews the composition—in terms of independence, experience, expertise, skills, diversity and special knowledge—and tenure of the Board and recommends nomination of Board members and addition of new members, as appropriate;

•  Ensures that the Board maintains its diversity;

•  Reviews policies and programs on matters of corporate responsibility and sustainability, including environmental, social and other matters; and

•  Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—   selection and rotation of committee chairs and committee assignments; and

—   implementation, compliance and enhancements to the Company’s code of conduct and Corporate Governance Guidelines.

CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation Policy

Members & Meetings	Committee Functions

Mary L. Baglivo (Chair) Ann McLaughlin Korologos Sandeep L. Mathrani A. William Stein Number of Meetings in 2018: Five

•  Oversees compensation policies, plans and benefits for the Company’s employees;

•  Approves the goals, objectives and total target compensation of all executive officers of the Company and approves compensation for department heads and any employee earning more than $500,000 in annual target cash compensation;

•  Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•  Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•  Reviews and advises the Company on compensation trends and peer group practices;

•  Reviews the Company’s succession plans relating to the CEO and other senior management and discusses with the full Board;

•  Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•  Directs preparation of a report on executive compensation for inclusion in the Company’s annual proxy statement; and

•  Reviews the demographics of the Company’s workforce as it relates to diversity.

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Policy Committee is authorized to engage, retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. Starting in 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance advises and consults with the Committee on compensation issues, compensation design and trends, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. Pay Governance assisted the Committee in the design, structure and implementation of the current executive compensation program, and reviews, at the direction of the Committee, compensation levels, trends and practices annually. Pay Governance does not determine the exact amount or form of executive compensation for any executive officers. See “Compensation Discussion and Analysis—Our Compensation Program.” Pay Governance reports directly to the Committee, and representatives of Pay Governance, when requested, attend meetings of the Committee, are available to participate in executive sessions and communicate directly with the Committee Chair or its members outside of meetings. Pay Governance also served as a consultant retained by the Nominating and Corporate Governance Committee to assist the Committee with its review of the compensation of independent directors. Pay Governance is retained by, and conducts its work at the direction and request of, the Board committees. It is not retained by, and does no work directly for, the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Pay Governance addressed each of the six independence factors established by the SEC with the Compensation Policy Committee. Its responses affirmed the independence of Pay Governance on executive compensation matters. Based on this assessment, the Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. The Committee also evaluated the independence of other outside advisors to the Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Committee does not raise any conflicts of interest.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee but did not do so in 2018. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Compensation Policy Committee oversees all of our compensation policies and practices. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which were discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the annual cash incentive awards are (i) Company financial metrics that are based on an annual business plan and budget reviewed and approved by the Board and (ii) personal performance goals that are derived from the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed at each Board meeting, and the strategic plan is addressed annually. Performance measures for long-term incentives are strategic goals of the Company, established annually and are tied to the business plan and budget, and total stockholder return measured over a three-year period. The total achievable compensation for the year is capped at the beginning of the performance year throughout our compensation programs. The Compensation Policy Committee reviews the compensation of executives, department heads and that of any employee earning more than $500,000 in annual target cash compensation, which includes salary and bonus. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or excessive risk-taking.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person.

CORPORATE GOVERNANCE AND BOARD MATTERS

Process for Selecting Directors

The Nominating and Corporate Governance Committee screens candidates and recommends candidates for nomination by the full Board. The Company’s Charter and Bylaws provide that the size of the Board may range from three to thirteen. The Board currently believes that an appropriate size is nine to eleven members, allowing, however, for changing circumstances that may warrant a higher or lower number. The Committee considers director candidates suggested by members of the Committee, other directors, stockholders (as discussed below) and management, and has engaged the services of third party firms to assist in identifying and evaluating director candidates. The Committee retained Ferguson Partners Ltd. in the fall of 2015 for this purpose.

We had three new directors in 2017, two of whom are independent. Mr. Risoleo, our CEO, became a Board member on January 1, 2017. Ms. Mary Hogan Preusse was identified as a candidate by Mr. Risoleo and elected to the Board effective in June 2017 on the recommendation of Committee. Mr.  Stein was identified as a candidate by Ferguson Partners Ltd. and elected to the Board in July 2017 on the recommendation of the Committee.

Stockholder Nominations and Recommendation of Director Candidates

The Committee considers any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to: Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Secretary.

In addition, we amended our Bylaws in 2016 to permit a stockholder (or group of up to 20 stockholders) who has owned at least 3% of our outstanding common stock continuously for at least three years to submit director nominees for the greater of two individuals or 20% of the Board for inclusion in our proxy statement if the stockholder(s) and nominee(s) meet the requirements of the Bylaws.

Stockholders who would like to nominate a candidate for director for inclusion in the Company’s proxy statement, or who would like to nominate a director candidate that is not intended to be included in the Company’s proxy statement must in each case comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

HOW WE BUILD A BOARD THAT IS RIGHT FOR HOST

The Board continuously identifies potential director candidates in anticipation of retirements, resignations, or the need for additional capabilities. The graphic below describes the ongoing Nominating and Corporate Governance Committee process to identify highly qualified candidates for Board service.

Consider current Board skill sets and needs	Ensure Board is strong in core competencies of strategic oversight, corporate governance, stockholder advocacy and leadership and has diversity of expertise and perspective
Consider qualified candidates	Looking for exceptional candidates that possess integrity, independent judgement, broad business experience, diversity and a skill set to meet existing or future business needs
Check conflicts of interest and references	All candidates are screened for conflicts of interest, and all directors are independent, except the CEO and Chairman
Nominating and Corporate Governance Committee	To consider shortlisted candidates; after deliberations, Committee recommends candidates for election to the Board
Full Board of Directors	Dialogue and decision with a commitment to refreshment and diversity

Outcome • Added four highly qualified directors since 2016 that bring the following skills and traits to our Board:

— Public company CEO — Financial and accounting expertise — Executive leadership	— Real estate and REIT knowledge — Governance experience — Financial and capital markets expertise
• Four of the last six Board members added are either women or otherwise bring diversity to the Board

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the Company’s financial statements. The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2019.

KPMG LLP has been retained as the Company’s independent registered public accountant since 2002. In determining whether to reappoint the independent accountant, the Audit Committee considers several factors including:

•	the length of time the firm has been engaged;

•	the firm’s independence and integrity;

•	the quality of the discussions with the independent accountant and its annual assessment of the past performance of both the lead audit partner and KPMG;

•	data relating to audit quality and performance; and

•	the appropriateness of KPMG’s fees.

Last year, the Audit Committee conducted a comprehensive review of the independent auditor relationship and solicited proposals and interviewed prospective engagement teams from other major audit firms. After the interview process and review of proposals, the members of the Audit Committee and the Board determined that retaining KPMG to serve as the Company’s independent registered public accounting firm was in the best interests of the Company. Among the factors considered by the Committee were the designation of a new and very senior lead audit partner with significant experience in the lodging and REIT industry and national exposure, and a renegotiation of the annual fee arrangements. A new lead audit partner is designated at least every five years as required by the SEC to ensure continued independence and to provide a fresh perspective. The Audit Committee and its Chair were directly involved in the selection of the new lead audit partner. The Audit Committee is also responsible for the negotiation of audit fees associated with the Company’s retention of KPMG LLP and set forth below are KPMG’s fees for 2018 and 2017. Other factors leading to the retention of KPMG included its strong capability and expertise within our industry and the benefits gained from KPMG’s institutional knowledge and deep expertise regarding the Company’s complex operations, accounting policies and practices, and internal control over financial reporting. In addition, the Audit Committee reviewed and discussed the results of the firm’s reports on its quality controls and external assessments, including the results of inspections conducted by the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee also has a long-standing policy regarding its pre-approval of all audit and permissible non-audit services provided by the independent registered public accountant, which is summarized below, as part of the controls and processes that help ensure KPMG’s continued independence.

Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2019.

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2018 and 2017:

	2018	2017
Audit fees (1)	$2,534,000	$2,631,000

Audit-related fees (2)	22,000	22,000

Audit and audit-related fees	2,556,000	2,653,000

Tax fees (3)		30,000

All other fees	—	—

Total Fees	$2,556,000	$2,683,000

(1)

Audit fees consisted of fees for the audits of the Company’s and Host Hotels & Resorts, L.P.’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, reviews of the Company’s and Host Hotels & Resorts, L.P.’s quarterly condensed consolidated financial statements, audits of certain subsidiaries, reviews of SEC registration statements and other filings, comfort letters and consents, audit procedures related to acquisitions and dispositions, and accounting and reporting consultations.

(2)	Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan.

(3)	Tax fees consisted of fees for tax compliance services.

The Audit Committee concluded that the provision of audit-related and tax services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services or tax compliance.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2018 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services (and corresponding cost levels) that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

accept employment with the Company. Under the policy, the Company may not hire into a financial reporting oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and the Audit Committee has engaged PricewaterhouseCoopers LLP as the Company’s internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors of Host Hotels & Resorts, Inc. (the “Company”) for general oversight of the Company’s financial accounting and reporting, systems of internal controls and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accountants, is responsible for performing an independent audit of the Company’s financial statements and internal controls over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal controls over financial reporting. PricewaterhouseCoopers, LLP, acting as non-independent registered public accountants in its performance as the Company’s internal auditor, is responsible for assisting the Company’s review and the effectiveness of its internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accountants. In this context, the Audit Committee has:

•  reviewed and discussed with management the audited financial statements for each of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2018, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•  discussed with both the Company’s internal and independent registered public accountants the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls and financial reporting, and the overall quality of the Company’s financial reporting;

•  discussed with the independent registered public accountants the matters required to be discussed by the requirements of the Public Company Accounting Oversight Board;

•  received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•  discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2018. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 26, 2019.

The Audit Committee

Walter C. Rakowich, Chair

Sheila C. Bair

Sandeep L. Mathrani

John B. Morse, Jr.

Mary Hogan Preusse

A. William Stein

PROPOSAL 3 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Company or the Board.

We urge stockholders to read the “Compensation Discussion and Analysis”, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide the opportunity to earn a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation programs include the following:

•	As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation “at-risk” increases.

•

Annual cash incentive program is 100% performance based and tied to achievement of predetermined corporate financial measures and objective individual performance goals in support of the Company’s business plan.

•

Long term incentive program that is predominately performance based and tied to the achievement of corporate financial, operating and strategic objectives as well as multiple relative stockholder return measures. Certain of these performance goals were not met for 2018 and a significant portion of each award was subsequently forfeited.

•

Reasonable compensation levels, as reflected by a CEO pay ratio of 43 to 1 as compared to our median employee. The Company’s CEO pay ratio ranks within the lowest 10% among S&P 500 companies and is over 3.5x lower than the median ratio for S&P 500 companies (160:1), based on a study conducted by a third-party compensation consultant.

•

The Compensation Policy Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data, and the Compensation Policy Committee engages an independent consultant to independently review key aspects of our executive compensation programs annually.

The Compensation Policy Committee and the Board believe that these policies are effective in implementing our compensation philosophy, in achieving its goals, and have been effective at incenting the achievement of the Company’s strong financial performance.

For the reasons stated above, the Board of Directors unanimously recommends a vote “FOR” approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

PROPOSAL 3 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Effect of Proposal

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board, the Compensation Policy Committee or the Company to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Compensation Policy Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation programs and practices, and the decisions that the Compensation Policy Committee of the Board of Directors (the “Compensation Committee”) has made under the program. The CD&A focuses on our named executive officers for 2018, who were:

James F. Risoleo	President and Chief Executive Officer
Michael D. Bluhm	Executive Vice President, Chief Financial Officer
Nathan S. Tyrrell	Executive Vice President, Chief Investment Officer
Elizabeth A. Abdoo	Executive Vice President, General Counsel & Secretary
Joanne G. Hamilton	Executive Vice President, Human Resources

CD&A Table of Contents

2018 Company Performance Highlights

2018 was a year of significant achievement for the Company. The Company’s comparable hotel revenue per available room (or RevPAR) increased for the ninth consecutive year. We also accomplished a number of strategic initiatives in 2018 to better position the Company for long-term, sustainable growth. Some of the highlights for 2018 include:

•

We returned $635 million to stockholders in the form of dividends. The $0.85 per share in dividends authorized to stockholders in 2018 represents an annualized dividend yield of 4.4% based on the Company’s closing stock price of $19.15 as of March 21, 2019.

•

In 2018 we acquired three Hyatt hotels—the Andaz Maui, Hyatt Regency Coconut Point and the Grand Hyatt San Francisco—for $1 billion, and in February 2019 we acquired the 1 Hotel South Beach in Miami for $610 million. We also reduced our international exposure to approximately 1.5% of revenues with the disposition of the JW Marriott Hotel Mexico City and the sale of the Company’s interest in its European joint venture, as we continued to sharpen our focus on the U.S. In addition, due to efforts undertaken during 2018 and the beginning of 2019, we sold The Westin New York Grand Central. Collectively, these

COMPENSATION DISCUSSION AND ANALYSIS

transactions significantly advance our ongoing efforts to strengthen our portfolio of iconic and irreplaceable assets while reducing our exposure in New York and in international markets, two of the Company’s long-term strategic goals.

•	We maintained our investment grade rating on our senior long-term unsecured notes, achieving the strongest balance sheet (in terms of leverage and interest coverage) in the Company’s history.

•

We invested $474 million in capital improvements at our properties and made tremendous progress on creating value in our portfolio, most notably at the Phoenician where a new planned unit development was approved enabling us to sell land zoned for residential unit development, which should net us an incremental profit in 2019 and beyond.

•

We continued to be recognized as a leader for corporate action on climate change and again were named to the 2018 Climate “A” List and Climate Disclosure Leadership Index (CDLI) by CDP. We also achieved the top position for hotels and second position overall in the U.S. among public companies in the 2018 Global Real Estate Sustainability Benchmark (GRESB) survey. We were the winner of the NAREIT “Leader in the Light” award and were the first hospitality company to have its greenhouse gas emissions verified by the Science Based Targets initiative.

For more complete information about our 2018 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders.

Results of 2018 Advisory Vote

Each year, the Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making decisions relating to the compensation of the named executive officers and our executive compensation program design, structure and policies.

In 2018, stockholders continued their significant support for our executive compensation program with approximately 94% of the votes cast for approval of the “say on pay” proposal at the 2018 Annual Meeting of Stockholders. The Compensation Committee believes that last year’s voting results conveyed our stockholders’ strong support for the design changes made to our compensation programs for 2017 and that last year’s voting results, together with the 92% or better approval received since the inception of the advisory vote, conveyed our stockholders’ continued strong support of the philosophy, design and structure of our executive compensation program.

Our Compensation Program

The Compensation Committee annually approves the design and structure of our executive compensation programs, which provide for flexibility in light of changing times and stockholder involvement. Our long-standing compensation philosophy, which has supported our business and talent needs over the past decade and the various economic cycles we have experienced, consists of the following principles:

Foster a strong relationship between stockholder interests and executive compensation	Provide annual and long-term incentives that emphasize performance-based compensation	Provide overall levels of compensation that attract, retain and motivate talented executives

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Program

Our compensation program has three key elements—a base salary, an annual cash incentive, and a long-term incentive. The mix of target total direct compensation for 2018 for our CEO and the average of our other named executives is shown in the charts below. Importantly, our compensation program seeks to maximize the alignment between stockholder results and executive compensation by emphasizing variable pay tied to performance, with the majority of the opportunity based on annual and long-term incentive compensation.

CHIEF EXECUTIVE OFFICER

AVERAGE OF OTHER NAMED

EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the key elements of target direct compensation for our 2018 executive compensation program. Our incentives are designed to drive overall corporate performance, achieve strategic goals, and individual performance using measures that correlate to stockholder value.

SUMMARY OF 2018 EXECUTIVE COMPENSATION PROGRAM DESIGN

CASH COMPENSATION			EQUITY COMPENSATION
	Base Salary	Annual Cash Incentive Awards	Performance-Based Long-Term Incentive Awards	Time-Based Long- Term Incentive Awards
Key Characteristics	• Fixed compensation component payable in cash. • Reviewed annually and adjusted when appropriate.	• At risk compensation component payable annually in cash. • Amount payable is based on actual performance against annually established goals.

•  Two-thirds of the value of annual equity awards is performance-based.

•  One-half of the performance-based equity award is eligible to vest annually based on achievement of pre-determined corporate objectives.

•  One-half of the performance-based equity award is eligible to vest at the end of three years based on relative TSR performance.

• One-third of the value of annual equity awards is time-based. • Equity award that vests in annual installments over three years.
Why We Pay This Element	• Provide a base level of competitive cash compensation for executive talent. • Only component of compensation that is fixed.	• Motivate and reward executives for performance based on the Company’s achievement of key financial measures and objective individual performance goals.	• Motivate and reward executives for performance on key measures. • Align the interests of executives with long-term stockholder value.	• Align the interests of executives with long-term stockholder value. • Retain executive talent.
How We Determine Amount	• Experience, job scope, market data, and individual performance. • Salaries of the named executive officers and department heads are approved by the Compensation Committee.	• Formulaic determination with limited discretion and a limit on the maximum amount payable.

•  Target awards are based on job scope, market data, and individual performance.

•  Amount of the awards that ultimately vest is based on performance against corporate objectives and relative TSR measures.

COMPENSATION DISCUSSION AND ANALYSIS

How our Incentive Program is Tied to our Long-Term Company Strategy

As illustrated below, we tie our executive compensation program to our long-term business strategy by keeping our executive officers focused on, and rewarding them for, their achievement of goals and the fulfillment of activities that support both annual and long-term Company performance goals.

Compensation Component Annual Incentive Plan: Corporate and Individual Performance Performance Based Long-Term Incentive Awards: Corporate and Relative TSR Performance Link to Strategy Majority of annual incentive tied to key corporate performance metrics: Adjusted funds from operations per diluted share (“Adjusted FFO”) Return on Invested Capital (“ROIC”) Individual performance goals based on annual business plan, long-term strategic objectives and individual department objectives One half of award tied to corporate strategic objectives approved by Compensation Committee that are drivers of long-term value One half of award vests based on relative TSR performance Strategy & Performance Alignment Adjusted funds from operations per diluted share is the predominant measure of operating performance used by real estate investment trusts ROIC emphasizes investing capital efficiently At-risk compensation rewards individual behaviors in support of business plan and strategic goals Annual objectives based on budget and business plan Measures our collective success at achieving pre-determined goals that drive stockholder value Focuses all of executive on the same Company-wide strategic objectives Links substantial portion of compensation to stock performance as compared to the S&P 500, an index of North American Real Estate Investment Trusts (“NAREIT”) and publicly traded lodging companies reflecting the Company’s competitors for investment capital Utilizes a three-year forward-looking measurement period to focus on long-term future value creation

COMPENSATION DISCUSSION AND ANALYSIS

Best Practices

Our compensation program for 2018 continues to incorporate our best practices:

What We Do

•  Compensation Committee comprised solely of independent directors;

•  An independent compensation consultant retained exclusively by the Committee and which has no ties to the Company;

•  Annual advisory vote on executive compensation;

•  Stock ownership and retention requirements for senior management and directors;

•  Regular reviews of our compensation and relative TSR peer groups and indices;

•  Regular briefings from the independent consultant regarding key trends in executive compensation and regulatory developments;

•  An annual review of the performance of the chief executive officer;

•  Market-aligned severance policy for executives with a double trigger for any change in control payments under the plan;

•  A policy authorizing recoupment of compensation that results from a misstatement of financial results;

•  Limited perquisites;

•  The vast majority of total compensation is tied to performance; and

•  Cap on performance-based compensation.

What We Don’t Do

•  No employment contracts with executive officers;

•  No individual change in control agreements;

•  No tax gross-up on change in control payments or severance payments;

•  No pledging, hedging or short sales of Company securities by directors, officers or employees;

•  No pension plans or supplemental executive retirement plans;

•  No dividends paid on unvested restricted stock or restricted stock unit awards unless the awards actually vest;

•  No counting of performance vesting restricted stock toward our stock ownership guidelines;

•  No grants of stock options since 2016; and

•  No option repricing without stockholder approval.

Target Compensation for 2018

The Compensation Committee annually reviews and sets total target direct compensation for senior executives. This consists of a salary, an annual cash incentive based on the “target” level of performance, an award of restricted stock units valued based on the “target” level of performance and an award of time-based restricted stock units that vest over three years. The Committee’s decisions regarding total target direct compensation are informed by the assistance of its independent consultant, Pay Governance. The Committee reviews compensation levels, trends and practices every year, and has historically requested that Pay Governance conduct a thorough review every two years. This is because pay practices and market pay ranges generally do not change dramatically over a one-year period, and the Committee prefers to take a broad view of the compensation landscape. The last comprehensive compensation review was conducted in 2016 to inform compensation decisions for 2017.

COMPENSATION DISCUSSION AND ANALYSIS

At its July 2017 meeting, the Committee reviewed compensation trends and peer group practices for the compensation review. The Committee used the data sources from the prior year to inform its assessment on compensation for promotions and new appointments in 2017 as well as 2018 compensation. Data from three sources were approved by the Committee for use in generally assessing and comparing pay levels at the Company. These were (1) pay data reported in 2016 proxy filings for peer companies, (2) general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) NAREIT survey data focused on companies of similar size in terms of total capitalization. The peer group is generally 15-25 companies, which is a sufficient number to provide robust market data and minimize year over year changes to the extent possible. The companies primarily operate in the real estate and/or hospitality industry and with North American operations or a similar business model to that of the Company. The companies are generally competitors for talent and/or investment capital. They are screened as to size and generally fall within a range of a market capitalization that is 0.5 times to 3 times that of the Company or with revenues in the range of 0.4 times to 2.5 times that of the Company. The Committee determined to use the same peer group as in 2016, except that it removed Starwood Hotels & Resorts Worldwide, Inc., which ceased to be a publicly traded company as a result of its acquisition by Marriott International, Inc. in September 2016. The compensation peer group consisted of the following 20 companies:

COMPENSATION PEER GROUP

AvalonBay Communities, Inc.

Boston Properties, Inc.

Duke Realty Corporation

Equity Residential

Essex Property Trust, Inc.

Federal Realty Investment Trust

General Growth Properties, Inc.*

HCP, Inc.

Hilton Worldwide Holdings, Inc.

Hyatt Hotels Corporation

Kimco Realty Corporation

Macerich Company

Marriott International, Inc.

Prologis, Inc.

SL Green Realty Corp.

UDR, Inc.

Ventas, Inc.

Vornado Realty Trust

Welltower, Inc. (formerly known as Health Care REIT, Inc.)

Wyndham Worldwide Corporation

* acquired by Brookfield Properties in August 2018

The NAREIT survey data provided the Committee with industry specific references for a broad range of companies. It also would reflect companies against which the Company competes directly for talent and investment capital. The general industry database presented information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 Index.

The Committee generally compared the compensation of each executive to multiple percentiles of each data source. In addition, the Committee took into consideration the characteristics of each executive’s position, scope of responsibilities, experience, performance and internal equity. Compensation levels for an executive officer who is new to a position tended to be at a lower end of the competitive range, while compensation levels for seasoned executives would tend to be positioned at the higher end of the competitive range.

Based on its review, the Committee approved target total compensation for the named executive officers in February 2018. The chart below shows the elements of total target direct compensation for 2018 and provides a comparison of the total to 2017. It does not include other benefits or perquisites provided. All of the named executive officers received increases in total target direct compensation for 2018 except Mr. Bluhm, whose 2018 target direct compensation was determined at the time of his hiring in October 2017. A majority of the increases to the target total compensation for the named executive officers were to the variable components, reflecting the compensation program’s focus of emphasizing performance-based compensation. Mr. Risoleo’s compensation for 2018 was recommended by the Committee and approved after review and discussion of CEO performance with the independent directors of the Board. Among the factors considered were Mr. Risoleo’s growth in the role of CEO, his leadership in implementing strategic and organizational initiatives, and the strong performance of the Company since the beginning of his tenure.

COMPENSATION DISCUSSION AND ANALYSIS

2018 Target Direct Compensation

	Salary	Annual Cash Incentive	Long-Term Incentives (1)	Total Target Direct Compensation 2018	Total Target Direct Compensation 2017
Mr. Risoleo	$900,000	$1,350,000	$4,500,000	$6,750,000	$5,300,000
Mr. Bluhm	560,000	560,000	1,880,000	3,000,000	3,000,000
Mr. Tyrrell	530,000	530,000	1,340,000	2,400,000	2,018,410
Ms. Abdoo	566,500	566,500	1,550,000	2,683,000	2,325,000
Ms. Hamilton	425,000	425,000	700,000	1,550,000	1,450,000

(1)

This column reflects the “target” level value of long-term incentives. These are equity-based awards; two-thirds of the award value shown is performance-based and the remaining one-third of the award value shown is time-based, vesting ratably over three years. The Compensation Committee determines the dollar value that should be awarded and the number of shares of stock underlying the award is then determined by dividing the value by the average of the closing prices of the Company’s common stock on the New York Stock Exchange for the 60 calendar days preceding December 31, 2017, which was $19.64. The Compensation Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility of using single day beginning/ending stock prices.

2018 Compensation Results

Realized Pay

The table below, which supplements the Summary Compensation Table that appears on page 52, shows the compensation that might be realized for 2018 by each named executive officer. Our compensation program allows the named executive officers to earn variable compensation at “threshold”, “target” and “high” levels based on performance against:

•	objective financial measures (Adjusted FFO per diluted share and Return on Invested Capital);

•	personal objectives;

•	corporate objectives; and

•	relative TSR.

Realized compensation in 2018 was above total target direct compensation (which excludes amounts indicated under the column in the table below entitled “All Other Compensation”) because performance was above “target” for each of the measures used to assess performance noted above except relative TSR, which was slightly below “target”. The Compensation Committee believes that the program functioned as designed with pay tied to performance of the Company on key strategic objectives and aligned with stockholder interests. As we describe later in this CD&A, key performance results included the following:

•

We achieved strong performance against our annual financial metrics, with above “target” achievement against each of Adjusted FFO per diluted share and Return on Invested Capital measures. This is reflected in the table below under “Non-Equity Incentive Plan Compensation”;

•

We made significant progress against our corporate performance objectives. These included (i) executing on the Company’s long-term strategic objectives of reducing the Company’s international exposure and selling profitability-challenged hotels, while successfully completing the acquisition of several iconic properties; (ii) performing strongly against operational performance goals; and (iii) completing a targeted capital expenditure deal with Marriott International to reposition 17 hotels over a four-year period. These objectives are described in more detail below in the section entitled “2018 Results on Corporate Performance Objectives.”

COMPENSATION DISCUSSION AND ANALYSIS

•

Our relative TSR performance was mixed, depending on the index used for comparison. We were above “target” compared to the NAREIT index and above “threshold” compared to the Lodging and S&P 500 indices, as described below in the section entitled “2018 Results on Relative TSR Measures.”

2018 Realized Pay Table (1)

Name	Salary	Bonus		Performance- Based Equity Incentive Awards (2)	All Other Equity Incentive Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation	2018 Total Compensation Realized
James F. Risoleo	$900,000	$—		$2,878,938	$844,702	$2,179,000	$195,350	$6,997,989

Michael D. Bluhm	560,000	225,000	(4)	1,735,075	688,855	901,100	40,331	4,150,362

Nathan S. Tyrrell	530,000	—		856,342	250,515	860,800	135,584	2,633,242

Elizabeth A. Abdoo	566,500	—		997,802	297,664	903,100	106,876	2,871,942

Joanne Hamilton	425,000	—		460,895	145,627	657,700	80,059	1,769,280

(1)	Amounts shown for the “Salary”, “Bonus”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns equal the amounts reported in the Summary Compensation Table.

(2)

Amounts shown represent the value of the restricted stock unit awards that vested for performance year 2018. It excludes the value of awards that were forfeited. The value shown in this column is calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the vesting date of February 8, 2019, which was $17.97.

(3)

Amounts shown represent time-based restricted stock units that vested on February 8, 2019, February 13, 2019 and, for Michael Bluhm, November 6, 2018. We believe it is appropriate to include these amounts here because the awards each vested primarily because of the executive’s service during 2018.The value is calculated by the number of shares vested by the closing price of the Company’s common stock on the vesting dates, which were $17.97, $18.36 and $18.50, respectively.

(4)	Amount shown represents the final installment of Mr. Bluhm’s sign-on bonus and was paid in April 2018.

The difference between this supplemental table and the Summary Compensation Table primarily relate to the treatment of the long-term equity incentive awards, reflected in the “Stock Awards” column of the Summary Compensation Table and the “Equity Incentive Awards” and “All Other Equity Awards” columns of the Realized Pay Table above. In general, the amount of realized pay for the long-term equity incentive award was lower than the amounts reflected in the Summary Compensation Table because the amounts shown in the Summary Compensation Table for stock awards reflect the grant date fair value of entire stock awards at the time the stock awards were deemed to be granted for accounting purposes, which was February 8, 2018. In contrast, Realized Pay Table values the actual shares received based on fair market value of the Company’s common stock on the dates of vesting. It therefore excludes forfeitures and units that may vest in future years.

For a description of the grant date fair value of the stock unit awards, please see footnote 3 to the Summary Compensation Table. The Realized Pay Table above is not a substitute for the Summary Compensation Table and is intended to provide additional information that the Company believes is useful in facilitating an understanding of 2018 realized compensation amounts to named executive officers.

Salary

Base salary is set at an annual rate. Salary as a percentage of the named executive officers’ total target direct compensation ranged between 13% and 27% in 2018. Mr. Risoleo received a salary increase of 6% as part of the increase to his total target direct compensation, as discussed above under the section entitled “Target Compensation for 2018.” Ms. Hamilton also received a 6% salary increase reflective of her increased responsibilities on the Company’s corporate responsibility program and her oversight of the implementation of the Company’s new enterprise resource planning platform. Mr. Bluhm did not receive a salary increase in 2018 from his salary established at the time of his hiring in October 2017. Similarly, Mr. Tyrrell received a salary increase in connection with his promotion to Executive Vice President, Chief investment Officer in September 2017, and as a

COMPENSATION DISCUSSION AND ANALYSIS

result did not receive a salary increase in 2018. Ms. Abdoo received a 3% salary increase, consistent with the standard increase for Company employees.

Name	Salary 2018	Salary 2017	Increase%

Mr. Risoleo	$900,000	$850,000	6%

Mr. Bluhm	560,000	560,000	—

Mr. Tyrrell	530,000	530,000	—

Ms. Abdoo	566,500	550,000	3%

Ms. Hamilton	425,000	400,000	6%

Annual Cash Incentive

All employees participate in the annual cash incentive program. Any awards earned are based on (1) the Company’s performance against two annual financial metrics, Adjusted FFO per diluted share (“Adjusted FFO”), and Return on Invested Capital (“ROIC”, defined below), and (2) performance on individual objectives. The annual cash incentive was weighted as follows for the named executive officers:

The financial performance measures of Adjusted FFO and ROIC are key metrics for the Company and the most significant portion of executives’ annual cash bonus is tied to the Company’s financial performance for the year. FFO per diluted share is the predominant measure of operating performance used by real estate investment trusts and the Company uses the measure in accordance with NAREIT guidelines, with certain adjustments, as a supplemental measure of operating performance in its earnings releases and financial presentations and SEC filings. For more information on this measure and a reconciliation to the applicable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Host Inc. Reconciliation of Net Income to NAREIT and Adjusted Funds From Operations per Diluted Share” on page 80. ROIC provides an emphasis on investing capital effectively. In the cyclical real estate / hospitality market, this focus on using capital effectively enhances the opportunity for longer term stability and growth.

The individual performance goals create line of sight and motivate behaviors that support the Company’s annual business plan and long-term strategy. These goals represent the smallest component of the named executive officers’ annual incentive award opportunity, reflecting the Committee’s continued belief that the incentive emphasis for senior executives should be primarily based on Company performance.

In 2018, the target annual cash incentive represented between 19% and 27% of the named executive officers’ total target direct compensation. The total amount that a named executive officer may earn depends on: (1) salary or eligible earnings, because the award is calculated and paid as a percentage of the annual salary or amount

COMPENSATION DISCUSSION AND ANALYSIS

earned, and (2) the level of performance achieved on Adjusted FFO and ROIC, and (3) the level of performance achieved on individual goals. Performance objectives were set early in 2018 at “threshold”, “target” and “high” levels and results are interpolated between these levels. There is no bonus if performance is below “threshold”, and bonuses are capped at the “high” level. The chart below shows the target annual incentive award as a percentage of salary for each named executive officer in 2018.

Target Annual Incentive

Name	Salary	Target as % of Salary		Target Annual Incentive

Mr. Risoleo	$900,000	150	(1)	$1,350,000

Mr. Bluhm	560,000	100		560,000

Mr. Tyrrell	530,000	100		530,000

Ms. Abdoo	566,500	100		566,500

Ms. Hamilton	425,000	100		425,000

(1)

Mr. Risoleo’s target percentage of salary for his annual incentive was increased from 125% for 2017 to 150% for 2018 as part of the increase to his total target direct compensation, as discussed above in this CD&A under the section entitled “Target Compensation for 2018.”

2018 Results on Financial Measures. The “threshold”, “target” and “high” goals for Adjusted FFO and ROIC were established in February 2018 by the Compensation Committee based on, and subject to review and approval of, the Company’s 2018 business plan and budget by the Board of Directors. The chart below shows these measures and the Company’s actual results for 2018, which were determined by the Compensation Committee in February 2019.

2018 Actual Results on Financial Measures

(1)

ROIC is calculated as comparable property-level EBITDA divided by the invested capital for all comparable consolidated properties. Property-level EBITDA is defined as the earnings before interest, taxes, depreciation and amortization of our comparable, owned hotels after eliminating corporate-level costs and expenses related to our capital structure. Invested capital is defined as the purchase price of a property plus all capital expenditures, excluding the furniture, fixture and equipment reserve contributions, which are typically 5% of gross revenues.

High $1.84 Target $1.60 Threshold $1.36 2018 Goals $1.77 (Above Target) 2018 Actual Results Adjusted FFO Per Diluted Share High 11.19% Target 9.73% Threshold 8.27% 2018 Goals 10.14% (Above Target) 2018 Actual Results ROIC(1)

COMPENSATION DISCUSSION AND ANALYSIS

2018 Results on Individual Performance Goals. At the beginning of each year, senior management drafts and proposes individual performance goals based on the annual business plan of the Company, long-term strategic objectives and individual department objectives. The Compensation Committee reviewed these proposed goals at its February 2018 meeting, adopted any revisions it deemed appropriate and approved the named executive officers’ goals. Since they are tied to the Company’s plans and strategy, the goals are designed to be attainable at a “target” level. The Compensation Committee also conducted a mid-year review of the personal goals at its July 2018 meeting to ensure that they were still appropriate. No changes were made at that time. The Compensation Committee discussed each executive’s performance at its February 2019 meeting. Its assessments of the named executive officers were based, in part, on each executive’s written assessment of his or her performance as well as discussions with Mr. Risoleo. The Committee discussed each of the named executive officer’s performance and its recommendations with the independent directors in an executive session.

Mr. Risoleo’s individual objectives for 2018 were to lead the implementation of the Company’s strategic initiatives; communicate, meet and engage with key external stakeholders and to articulate a focused strategy; implement activities to further align the executive team; develop a senior leader succession plan; and actively participate with trade associations such as NAREIT, AH&LA, and the Real Estate Roundtable to address issues of importance to the Company. Target for individual goals was 30% of base salary. Actual performance for individual goals was 52.5%. Mr. Risoleo did not participate in the Committee’s determination of his individual goal achievement.

Mr. Bluhm’s 2018 objectives were to enhance enterprise analytics tools used for investments and screening of acquisitions; develop Company strategic positioning and messaging; maintain and grow the Company’s banking relationships, both commercial and investment; monitor the Company’s liquidity position, and to develop a strategy for currency and interest rate exposure; build relationships with top stakeholders and analysts and conduct extensive stakeholder outreach; and continue to strengthen and build relationships with direct reports. Target for individual goals was 20% of base salary. Actual performance for individual goals was 34.5%

Mr. Tyrrell’s 2018 objectives were to pursue acquisitions consistent with the Company’s business strategy; complete the disposition plan, including the sale of the Company’s interests in its European joint venture and the sale of international assets; complete the deal with Marriott International to reposition selected hotels; pursue the extension and purchase of certain ground leases and excess land; pursue management contract initiatives and alternative use opportunities; complete the integration of asset management and investments; and actively participate in investor outreach initiatives. Target for individual goals was 20% of base salary. Actual performance for individual goals was 36%.

Ms. Abdoo’s objectives in 2018 were to assist in the executive and senior management transition and organizational changes; oversee and provide legal support and analyses of strategic portfolio initiatives such as exiting overseas investments; oversee the legal analysis and negotiation of key investment and operational matters with major operators including the capital expenditure program with Marriott International for repositioning selected hotels; and oversee regulatory, labor, claims and litigation matters. Target for individual goals was 20% of base salary. Actual performance for individual goals was 33%.

Ms. Hamilton’s 2018 objectives were to continue to modify the organizational model to align with Company strategy; drive activities to further align the executive team and foster a collaborative and results oriented culture; develop an executive team coaching program; co-lead the design and planning for future office space; oversee the corporate responsibility program, including publishing the Company’s first annual sustainability report; incorporate corporate responsibility strategy into Company strategy and messaging; oversee completion of the IT strategy project and oversee implementation of the new enterprise resource planning platform. Target for individual goals was 20% of base salary. Actual performance for individual goals was 35.5%.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Annual Cash Incentive. Based on the Committee’s review and determinations discussed above, the named executive officers received the following annual cash incentive for 2018:

			Results 2018 Annual Incentive
Name	Target as % of Salary	Target Annual Incentive	FFO Award	ROIC Award	Individual Performance	Total Annual Incentive (1)
Mr. Risoleo	150	$1,350,000	$1,291,500	$414,986	$472,500	$2,179,000
Mr. Bluhm	100	560,000	535,733	172,142	193,200	901,100
Mr. Tyrrell	100	530,000	507,033	162,920	190,800	860,800
Ms. Abdoo	100	566,500	541,951	174,140	186,945	903,100
Ms. Hamilton	100	425,000	388,600	124,865	144,202	657,700

(1)	Total annual incentives amounts are rounded up to the nearest $100.

Long-Term Incentives

The long-term incentives are equity-based awards, which, in 2018, were made entirely in the form of restricted stock units. These awards represent the largest component of the named executive officers’ total target direct compensation, representing between 45% and 67% in 2018. Dividends accrue on unvested awards, but are paid only when, and if, the restrictions on the awards lapse.

The majority of our long-term incentive compensation is performance-based. Performance-based restricted stock units vest upon achievement of relative TSR and corporate performance goals. These measures provide a link to stockholder value, with recognition of the other companies against which Host may be competing against for capital.

Under the 2018 compensation program, awards of restricted stock units are eligible to vest based on the following:

•

Corporate strategic objectives (34% of the long-term incentive opportunity) that are drivers of long-term value. These annual objectives based on the Company’s budget and strategic plan are approved by the Compensation Committee at the beginning of the year;

•

Relative TSR measures (33% of the long-term incentive opportunity) that compare the Company’s three-year performance (2018-2020) to the performance of each of the following indices, equally weighted: NAREIT Equity Index; S&P 500 Index; and select hospitality companies against whom the Company competes for capital (the “Lodging Index”); and

•	Time-based (33% of the long-term incentive opportunity) restricted stock units that vest ratably over a three-year period.

Achievement levels for the corporate objectives and relative TSR measures are set for “threshold” at which 25% of shares may be earned, “target”, at which 50% of the shares may be earned and “high” performance, at which all shares are earned. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

COMPENSATION DISCUSSION AND ANALYSIS

The vesting of the restricted stock units is summarized below:

2018 Restricted Stock Unit Vesting

2018 Results on Corporate Performance Objectives. Corporate objectives represent 34% of the target stock award. These objectives are tied to the annual business plan and strategy of the Company with an emphasis on encouraging the objectives and results that the Company believes will ultimately drive long-term stockholder value creation and preservation. The objectives were reviewed and approved by the Compensation Committee in February 2018. Summarized below is an assessment of our Company’s performance against the corporate level objectives established for 2018, the indicated level of achievement, and the corresponding percentage of target award earned.

Investments & Dispositions

Weighting	Target	Achieved	Achievements
20%	6.8%	13.6%

The Company completed opportunistic acquisitions of the Andaz Maui, Grand Hyatt San Francisco, and Hyatt Regency Coconut Point Resort & Spa for $1 billion, and each is consistent with the Company’s strategy to acquire iconic and irreplaceable hotels. At the same time, the Company executed on its strategy to refocus on the U.S. through the sale of its interest in its European joint venture and the sale of the JW Marriott Hotel Mexico City. The Company also successfully executed on its strategy to reduce exposure to the profitability challenged New York market through sales of the W New York on Lexington Avenue, the W New York Union Square, the Westin Grand Central hotel (on January 9, 2019) and the sale of the New York Marriott Marquis retail, theater and signage. These acquisitions and sales collectively represented the strong execution of the Company’s capital recycling strategy.

Operations

Weighting	Target	Achieved	Achievements
20%	6.8%	10.2%	The Company had a strong year operationally and exceeded performance targets established in February 2018 for its comparable hotels. The targets and performance were as follows:
				Budget	Actual
			Comparable RevPAR growth	1.0%	2.0%
			Comparable food & beverage revenue growth	0.6%	2.5%
			Total comparable hotel revenue growth	1.6%	2.4%
			Comparable hotel EBITDA margin	(40) bps	59 bps

			Comparable hotel results are non-GAAP financial measures. For more information on these measures as well as reconciliations to the applicable GAAP measures, and a description of how we define our comparable hotels, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Comparable Hotel Results” beginning on page 81 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparable Hotel Operating Statistics” beginning on page 73.

The Company’s relative TSR Performance is compared against the three indices over a forward looking three-year period (2018-2020). The Company is a constituent of the NAREIT Equity Index and the S&P 500 Index. NAREIT Equity Index S&P 500 Index Select hospitality companies that serve as relevant industry/asset-specific competitors for capital “Lodging Index” 11% 11% 11% 34% 33% Corporate Objectives Time-Based

COMPENSATION DISCUSSION AND ANALYSIS

Finance & Corporate Strategy

Weighting	Target	Achieved	Achievements
20%	6.8%	13.6%

The Company achieved the strongest balance sheet (in terms of leverage and interest coverage) in the Company’s history, maintaining the Company’s investment grade bond rating. The Company enhanced its investor outreach, successfully executing on a plan targeted to major institutional investors and research analysts. The Company also overhauled its investor presentation to provide a concise message about the Company’s strategy and competitive positioning and enhanced its supplemental financial information to provide property level results for its top hotels.

Organizational

Weighting	Target	Achieved	Achievements
20%	6.8%	13.6%

The Company executed on organizational changes announced in 2017 and completed the integration of the asset management and investment functions under a new chief investment officer. The Company also continued to make progress on its IT strategy and implementation of a new enterprise resource planning platform.

Value Enhancement & Redevelopment

Weighting	Target	Achieved	Achievements
20%	6.8%	10.2%

The Company completed its targeted capital expenditures deal with Marriott International to reposition 17 hotels over the next four years in exchange for operating performance guarantees and improved owners’ priority return. The Company also acquired the ground lease at the San Antonio Riverwalk in furtherance of its strategy to increase hotel value, and completed a management change at the Camby hotel.

Totals for All Corporate Objectives

Weighting	Target	Achieved	Equity as a Percentage of Target
100%	34%	61.2%	180%

The chart below shows, for each named executive officer, the total number of restricted stock units that were eligible to be earned on corporate objectives, the “target” level of such restricted stock units, the actual number of such restricted stock units earned and the number of such restricted stock units forfeited by each named executive officer.

	Corporate Performance Restricted Stock Units
	Restricted Stock Units Granted (High)	Restricted Stock Units (Target)	Restricted Stock Units Earned	Restricted Stock Units Forfeited
Mr. Risoleo	155,777	77,889	140,199	15,578
Mr. Bluhm	65,080	32,540	58,572	6,508
Mr. Tyrrell	46,387	23,194	41,748	4,639
Ms. Abdoo	53,656	26,828	48,290	5,366
Ms. Hamilton	24,232	12,116	21,809	2,423

2018 Results on Relative TSR Measures. The equity awards granted in 2018 will vest based on the Company’s relative TSR performance over the three-year period of 2018 – 2020 and therefore none of the awards were eligible to vest in 2018. In 2017, we transitioned to using a forward-looking relative TSR performance period to align the executives with future stockholder value creation and to better reflect best practices. This was a change from the prior program which used a mostly historical look back period for assessing relative TSR performance. As a result, 2017 was a transition year, and the restricted stock units granted in 2017 that vest based on relative TSR were divided into three separate tranches with one, two and three-year performance periods. By providing this

COMPENSATION DISCUSSION AND ANALYSIS

transition, a certain number of relative TSR-vesting restricted stock units continued to be eligible to vest each year, albeit a smaller amount, subject to meeting the vesting requirements. Accordingly, the restricted stock units eligible to vest for 2018 reflect not the 2018 grant but one-third of the performance-based restricted stock unit awards that were granted in 2017 and which were eligible to vest based on the Company’s relative TSR (measured as a percentile) compared to the three market indices for the period January 1, 2017 through December 31, 2018. No restricted stock units are earned if performance is below “threshold”.

2017 – 2018 Actual TSR Results (1)

(1)

TSR is the increase in the price of the Company’s common stock at year-end December 2018 over the price at year-end December 2016, plus dividends paid on the Company’s common stock during each year. The stock price will be calculated, in each case, as the average of the closing price of the Company’s common stock on the NYSE on the last 60 calendar days of the year.

(2)

The Lodging Index is comprised of the following companies: Chesapeake Lodging Trust, Diamondrock Hospitality Co., LaSalle Hotel Properties, Park Hotels & Resorts, Inc., Pebblebrook Hotel Trust, RLJ Lodging Trust, Sunstone Hotel Investors, Inc. and Xenia Hotels & Resorts, Inc. Hyatt Hotels Corporation was removed from the index for 2018 because of its stated goal of selling hotel properties to become “asset-light” and primarily a hotel operator, which represents a different business model from the Company. Ryman Hospitality Properties was removed because it owns a very limited number of large group-oriented properties and has a different business model from the Company. The two companies removed by the Compensation Committee were replaced with Park Hotels & Resorts and Xenia Hotels & Resorts, both of which are real estate investment trusts, like the Company, with more comparable properties and business models.

The chart below shows for each named executive officer, the actual number of restricted stock units earned and forfeited by each named executive officer that were eligible to vest based on the Company’s relative TSR over the two-year period of 2017 and 2018. More restricted units were forfeited then vested for each of the named executive officers based on the Company’s overall slightly below “target” performance on relative TSR.

	2017 – 2018 TSR-Based Restricted Stock Units
	Restricted Stock Units Granted (High)	Restricted Stock Units Granted (Target)	NAREIT Index Units Earned	Lodging Index Units Earned	S&P Index Units Earned	Total
						Restricted Stock Units Earned	Restricted Stock Units Forfeited

Mr. Risoleo	42,687	21,344	8,944	4,698	6,367	20,009	22,678
Mr. Bluhm	81,036	40,518	16,979	8,918	12,085	37,982	43,054
Mr. Tyrrell	12,602	6,301	2,640	1,387	1,879	5,906	6,696
Ms. Abdoo	15,438	7,719	3,235	1,699	2,302	7,236	8,202
Ms. Hamilton	8,190	4,095	1,716	901	1,222	3,839	4,351

Summary of Performance-Based Restricted Stock Units Results. The chart below summarizes the number of performance-based restricted stock units that were eligible to vest for 2018 and the number of performance-based restricted stock units earned and forfeited by the named executive officers for 2018. The total number of performance-based restricted stock units earned was slightly above “target” due to the Company’s results on corporate performance objectives (close to “high”) and relative TSR measures for 2018 (slightly below “target”). A

High 75th Percentile Target 50th Percentile Threshold 30th Percentile 2018 Goals 56th Percentile (Above Target) 2018 Actual Results NAREIT TSR High 75th Percentile Target 50th Percentile Threshold 30th Percentile 2018 Goals 36th Percentile (Above Target) 2018 Actual Results Lodging Index TSR(2) High 75th Percentile Target 50th Percentile Threshold 30th Percentile 2018 Goals 46th Percentile (Above Target) 2018 Actual Results S&P Index TSR

COMPENSATION DISCUSSION AND ANALYSIS

substantial portion of the award was nevertheless forfeited because performance was not at “high” for either of the corporate performance objectives or relative TSR measures for 2018.

	Total Restricted Stock Units Eligible to Vest For 2018	Total Restricted Stock Units Earned For 2018	Total Restricted Stock Units Forfeited For 2018

Mr. Risoleo	198,464	160,208	38,256

Mr. Bluhm	146,116	96,554	49,562

Mr. Tyrrell	58,989	47,654	11,335

Ms. Abdoo	69,094	55,526	13,568

Ms. Hamilton	32,422	25,648	6,774

Risk Considerations

Prior to adopting the annual compensation program in 2018 and making its determinations on results and payments under the program, the Compensation Committee considered whether the design and structure created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to compensate the named executive officers and other members of senior management for reaching or exceeding financial, personal and corporate goals approved by the Compensation Committee. The Committee considered the following factors:

•	the pay mix is weighted toward long-term incentives that align senior management interests with stockholders;

•	total pay is capped—including annual cash incentives and long-term incentives;

•	both annual incentives and long-term incentives have a formulaic framework with pre-established targets and pre-set formulas and limits for pay-outs;

•

“tally sheets” for the named executive officers, prepared by Pay Governance, are reviewed and address all elements of compensation and potential outcomes under a range of scenarios from low to high performance;

•	stock ownership and retention guidelines ensure that senior management will retain an ownership stake and prohibit sales that would allow executives to fall below the ownership requirements;

•	internal policies prohibit use of margin accounts, hedging or pledging of stock;

•	a recoupment policy is in effect (as described in more detail below);

•	performance metrics are tied to key measures of short-term business success (such as Adjusted FFO and ROIC) and long-term success (TSR measures);

•	individual performance is emphasized, allowing line-of-site with controllable results;

•	financial performance is reviewed with the Audit Committee; and

•	the financial measures of Adjusted FFO and ROIC are tied to the annual budget and business plan which the Board reviews, discusses and approves.

The Compensation Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

Additional Policies and Benefits

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are described here.

COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership and Retention Policy

All members of senior management must comply with the Company’s equity ownership and retention policy, which ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The policy, which was amended effective May 16, 2018, provides that members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

Members of senior management are expected to satisfy the minimum stock ownership levels required by the policy and, once achieved, remain at, or above, their required ownership level as long as they remain employed by the Company. In order to progress toward the stock ownership requirement, employees must retain 75% of “Covered Shares” until the equity ownership level is attained. For the purposes of the policy, “Covered Shares” are the net after-tax shares received upon the vesting of each stock award under any Company equity compensation plan or other written compensation arrangement. Only certain types of equity are counted when determining compliance with the policy: (a) stock owned directly; (b) stock purchased through the Company’s stock purchase or deferred stock plans; and (c) stock acquired as a result of vesting of stock under the Company’s equity compensation program. Vested and unvested stock options or stock options exercised and held are not included in the calculation.

Senior management is prohibited from selling more than 25% of Covered Shares if they are not in compliance with the applicable minimum ownership levels or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Compensation Committee reviews compliance with the policy, and all named executive officers complied with the policy in 2018. All named executive officers have met the required stock ownership levels except for Mr. Bluhm, who was hired in the fall of 2017. Pursuant to the policy, therefore, Mr. Bluhm may not currently sell more than 25% of his Covered Shares.

Recoupment Policy

The Company adopted a policy, effective January 1, 2012, that requires the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud, intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will,

COMPENSATION DISCUSSION AND ANALYSIS

in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable. The policy will be revised under the Dodd-Frank Act once regulations implementing the recoupment policy requirements of that law are finalized.

Insider Trading Controls, Hedging, Short Sales and Pledging

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock, the Company’s Insider Trading Policy Statement, which was adopted in 2001, provides that directors, officers and employees, and family members sharing the same household, abide by the following policies with respect to Company securities:

•	No “in and out” trading in Company securities; Company securities purchased in the open market must be held for a minimum of six months and ideally longer;

•	No short sales; these sales, including “selling against the box” transactions, are prohibited;

•	No buying or selling puts or calls; options or other derivatives on our stock or other securities or entering into hedging transactions on Company securities are prohibited; and

•

No Margin Accounts or Stock Pledges; the Company prohibits employees and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.

Executives and directors annually certify that they have complied with the policy, and no Company securities are currently pledged nor will executives and directors be permitted to pledge them in the future.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites that we believe to be fair, reasonable and primarily based on our business. They consist of (1) dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators, (2) financial planning and tax services, and (3) reimbursement for taxes associated with these benefits. We are in the lodging industry and we believe that it is appropriate to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels in the same class as our portfolio. This assists in portfolio development and improvements. In addition, we believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the Company gains benefits from their knowledge and feedback on our managers and properties, we feel that it is appropriate to reimburse them for the taxes incurred upon such benefits.

Executive Deferred Compensation Plan

Our Executive Deferred Compensation Plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 8% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $.50 on each $1.00 up to 8% of the participant’s compensation. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan

The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Compensation Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. The Committee annually reviews the terms of the severance plan. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating

COMPENSATION DISCUSSION AND ANALYSIS

distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the period beginning 30 days prior to the change in control and ending one year after the change in control. The severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual. The Company believes the severance plan is appropriate, and the Compensation Committee reviews annually trends in severance practices for executives. In addition, prior to its annual compensation determinations, the Compensation Committee reviews the level of severance pay and benefits that the named executive officers would receive under the plan and under stock and option agreements. Under the restricted stock unit agreements a change in control coupled with a triggering event would result in the acceleration and vesting of all long-term incentive awards.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2018 upon various termination events, see “Executive Officer Compensation—Severance and Change in Control Payments.”

Tax and Accounting

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) provides that a publicly held corporation may not claim a deduction for compensation in excess of $1 million paid to its principal executive officer, its principal financial officer and its three other highest paid officers. Effective for tax years beginning after December 31, 2017, there generally is no longer an exception from this rule for performance-based compensation. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) and is not deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided that we have distributed at least 90% of our adjusted taxable income. In such event, the Compensation Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control also may affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

All restricted stock unit awards to senior executives have been classified as equity awards for accounting purposes and the Company recognizes compensation expense based on the fair value of the award as of the grant date. The Committee makes its assessments on the appropriate value of the restricted stock unit awards for target compensation based on the fair market value of the common stock using a 60 day calendar average of closing stock prices of the Company’s common stock on the New York Stock Exchange and also considers the closing price of the stock on the date of grant. The Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility.

The grant date fair value of the awards is calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, which is the methodology the Company uses to expense the awards for accounting purposes on its financial statements and is also the methodology used for valuing the awards on the Summary Compensation Table that follows. These values are based, in part, on the grant date stock price. Because the Compensation Committee typically uses a 60-day average in determining the fair market value of the restricted stock unit award, and did so in 2018, differences between the grant date stock price value and the 60-day average price will result in differing valuations. For that reason, the values reflected in the 2018 Target Compensation Table may be higher or lower than the grant date fair value of the award for accounting purposes and as reflected on the Summary Compensation Table.

EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year 2018

Name	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total

Richard E. Marriott (*) Chairman of the Board

	2018	$396,777	$—	$—	$—	$ 435,700	$ 70,527	$903,004

	2017	396,777	—	—	—	381,800	93,918	872,495

	2016	396,777	—	—	—	316,800	45,124	758,701

James F. Risoleo President and Chief Executive Officer

	2018	900,000	—	4,706,825	—	2,179,000	195,350	7,981,174

	2017	850,000	—	3,831,102	—	1,427,000	116,163	6,224,265

	2016	576,800	—	485,792	70,903	637,100	92,997	1,863,591

Michael D. Bluhm Executive Vice President, Chief Financial Officer

	2018	560,000	225,000	1,966,392	—	901,100	40,331	3,692,823

	2017	107,397	225,000	3,635,586	—	—	—	3,967,983

Nathan S. Tyrrell Executive Vice President, Chief Investment Officer

	2018	530,000	—	1,401,609	—	860,800	135,584	2,927,993

	2017	509,205	—	1,130,949	—	686,500	65,801	2,392,455

Elizabeth A. Abdoo Executive Vice President, General Counsel

	2018	566,500	—	1,621,214	—	903,100	106,876	3,197,690

	2017	550,000	—	1,385,413	—	757,900	62,650	2,755,963

	2016	488,050	—	573,585	83,714	548,800	60,318	1,754,468

Joanne Hamilton Executive Vice President, Human Resources

	2018	425,000	—	732,189	—	657,700	80,059	1,894,947

	2017	400,000	—	735,113	—	559,200	109,444	1,803,757

*	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

Salary (1)

Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year. Mr. Bluhm’s 2017 salary amount reflects his prorated annual salary of $560,000 from his date of hire, October 23, 2017. Mr. Tyrrell’s 2017 salary amount reflects his prorated salary increase to $530,000 effective September 11, 2017 in connection with his promotion to Executive Vice President, Chief Investment Officer.

Bonus (2)

The only amounts in this column are a sign-on bonus paid to Mr. Bluhm in two equal installments.

EXECUTIVE OFFICER COMPENSATION

Stock Awards (3)

The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date, excluding the effect of estimated forfeitures, which is the methodology that the Company uses to expense the awards for accounting purposes. These amounts do not reflect the number or value of the common shares that were actually earned. For a chart of 2018 realized pay for each of the named executive officers, see page 40 of the Compensation Discussion & Analysis (“CD&A”).

The CD&A explains the conditions for vesting of the restricted stock units, which for 2018 are: (i) the satisfaction of annual corporate performance objectives (“Performance-based Awards”), (ii) the results of the Company’s total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, a lodging index of eight companies (“Lodging Index”), and the S&P 500 Index (“S&P Index”), with the Company’s total stockholder return compared against each of the three indices over a three year performance period, and (iii) time based, with restricted stock units vesting over a three-year period in substantially equal installments (“Time-based Awards”).

Assuming the highest level of performance is achieved and all restricted stock units vest, the fair value of the 2018 restricted stock unit awards based on the grant date stock price would be as follows: Mr. Risoleo $6,167,225; Mr. Bluhm $2,576,517; Mr. Tyrrell $1,836,478; Ms. Abdoo $2,124,239; and Ms. Hamilton $959,364.

For information on the assumptions and methodology used in calculating the grant date fair values based on the probability of achievement at “target” as reflected in the table, see “Note 9—Employee Stock Plans—Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2018 Annual Report on Form 10-K.

Option Awards (4)

No options were granted in 2017 or 2018. The amounts in this column for 2016 reflect the grant date fair values of stock options computed in accordance with FASB ASC Topic 718.

Non-Equity Incentive Plan Compensation (5)

These amounts reflect the annual cash incentive awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.

All Other Compensation (6)

All Other Compensation consists of: Company contributions to the Retirement and Savings Plan (“401(k) Plan”), which is available to all employees, and the Executive Deferred Compensation Plan; perquisites and other personal benefits; and tax reimbursements. The amounts are as follows:

•	Matching contributions of $9,250 made under the 401(k) Plan to each of Mr. Marriott, Mr. Risoleo, Mr. Bluhm, Mr. Tyrrell, Ms. Abdoo and Ms. Hamilton.

•	Discretionary matching contributions of $9,250 made under the 401(k) Plan to each of Mr. Marriott, Mr. Risoleo, Mr. Bluhm, Mr. Tyrrell, Ms. Abdoo and Ms. Hamilton.

•	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $21,893; Mr. Risoleo, $70,459; Mr. Tyrrell, $29,558; Ms. Abdoo, $43,713; and Ms. Hamilton $25,418.

•	Discretionary match made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $21,893; Mr. Risoleo, $70,459; Mr. Tyrrell, $29,558; Ms. Abdoo, $43,713; and Ms. Hamilton $25,418.

•

Total cost of perquisites that executive officers are eligible to receive. These perquisites consisted of financial planning and tax services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Risoleo	Mr. Bluhm	Mr. Tyrrell	Ms. Abdoo	Ms. Hamilton

Financial and Tax Planning	$—	$2,000	$—	$—	$950	$—

Dining, rooms & hotel services	4,261	17,960	11,287	29,970	—	5,544

•

Tax reimbursements to each of the named executive officers associated with the perquisites: Mr. Marriott, $3,980; Mr. Risoleo, $15,972; Mr. Bluhm, $10,544; Mr. Tyrrell, $27,999; and Ms. Hamilton $5,179. Ms. Abdoo elected not to gross up her perquisites.

EXECUTIVE OFFICER COMPENSATION

Grants of Plan-Based Awards in Fiscal Year 2018

The following table provides information about the possible payments under our annual cash incentive award in 2018 and the awards of restricted stock units in 2018.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Stock Awards (3) #	Full Grant Date Fair Value (4)
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #

Richard E. Marriott	8-Feb-18	148,791	297,583	595,166

James F. Risoleo	8-Feb-18	675,000	1,350,000	2,700,000

	8-Feb-18				76,743	153,486	306,971		$3,289,362

	8-Feb-18							75,598	$1,417,463

Michael D. Bluhm	8-Feb-18	280,000	560,000	1,120,000

	8-Feb-18				32,061	64,123	128,245		$1,374,211

	8-Feb-18							31,583	$592,181

Nathan S. Tyrrell	8-Feb-18	265,000	530,000	1,060,000

	8-Feb-18				22,853	45,706	91,411		$979,528

	8-Feb-18							22,511	$422,081

Elizabeth A. Abdoo	8-Feb-18	283,250	566,500	1,133,000

	8-Feb-18				26,433	52,867	105,733		$1,132,983

	8-Feb-18							26,039	$488,231

Joanne Hamilton	8-Feb-18	212,500	425,000	850,000

	8-Feb-18				11,938	23,876	47,752		$511,689

	8-Feb-18							11,760	$220,500

(1)

As described under “Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the financial performance of the Company, which is measured by Adjusted FFO and ROIC, and on the personal performance by each executive on objectives approved by the Compensation Policy Committee. The Chief Executive Officer has an incentive target of 150% of base salary earned in the calendar year and the other named executive officers have an incentive target of 100% of base salary earned in the calendar year. The actual amounts earned by the named executive officers in 2018 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “2018 Compensation Results—Annual Cash Incentive.”

(2)

Under our 2018 compensation program, senior management received a restricted stock unit award on February 8, 2018, which was eligible to vest subject to performance conditions. The performance conditions are the satisfaction of annual corporate performance objectives and the results of the Company’s annual total stockholder return compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index over a three year performance period. Dividends accrue on the restricted stock units, but are not paid unless the restricted stock units vest.

(3)

Under our 2018 compensation program, senior management received a time-based restricted stock unit award on February 8, 2018, with restricted stock units vesting annually over a three-year period in substantially equal installments provided the executive remains employed by the Company at the time of vesting. The full number of restricted stock units that could vest during the three-year period is shown, even though the executive will not fully vest in these units until the third anniversary of the grant date.

(4)

The amounts reflect the grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See “Note 9—Employee Stock Plans & Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2018 Annual Report on Form 10-K for information on the assumptions and methodology used in calculating the grant date fair values.

EXECUTIVE OFFICER COMPENSATION

Outstanding Equity Awards at 2018 Fiscal Year End

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2018.

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options Exercisable #	Number of Shares Underlying Unexercised Options Unexercisable #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (2) #	Market Value of Shares or Units of Stock that have not Vested (2) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (3) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (4) $
James F. Risoleo	20-Jan-12	7,110	—	$16.23	20-Jan-22	—	—	—	—
	5-Feb-13	12,467	—	16.55	05-Feb-23	—	—	—	—
	22-Jan-14	11,668	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	10,543	—	23.76	15-Jan-25	—	—	—	—
	15-Apr-15	4,128	—	19.93	15-Apr-25	—	—	—	—
	4-Feb-16	28,136	—	14.20	4-Feb-26	—	—	—	—
	13-Feb-17					42,688	$711,609	85,376	$1,423,218
	8-Feb-18					75,598	1,260,219	306,971	5,117,207
Michael D. Bluhm	6-Nov-17					54,022	900,547	162,072	2,701,740
	8-Feb-18					31,583	526,489	128,245	2,137,844
Nathan S. Tyrrell	15-Jan-15	6,069	—	23.76	15-Jan-25	—	—	—	—
	15-Apr-15	817	—	19.93	15-Apr-25	—	—	—	—
	13-Feb-17					12,602	210,075	25,204	420,151
	8-Feb-18					22,511	375,258	91,411	1,523,821
Elizabeth A. Abdoo	22-Jan-14	20,896	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	18,882	—	23.76	15-Jan-25	—	—	—	—
	13-Feb-17					15,437	257,335	30,876	514,703
	8-Feb-18					26,039	434,070	105,733	1,762,569
Joanne Hamilton	22-Jan-14	7,249	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	6,551	—	23.76	15-Jan-25	—	—	—	—
	13-Feb-17					8,191	136,544	16,383	273,105
	8-Feb-18					11,760	196,039	47,752	796,026

(1)

All option awards vest based on continued service with the Company and have a 10-year life from the date of grant. Options vest on December 31 in the year in which they are granted. For example, options granted in 2016 vested on December 31, 2016.

(2)

These columns reflect the number and value of time-based restricted stock units awarded under our 2017 and 2018 compensation programs. The restricted stock units vest annually over a three-year period in substantially equal installments provided the executive remains employed by the Company at the time of vesting. For the 2018 award, the full three-year number of restricted stock units are shown, even though the executive will not fully vest in these restricted stock units until the third anniversary of the grant date. For the 2017 award, the remaining two-thirds of the unvested award is shown. The value is based on the closing price of our stock on December 31, 2018 of $16.67 multiplied by the number of restricted stock units.

(3)

The number of shares under this column includes restricted stock units awarded under our 2017 and 2018 compensation programs which are eligible to vest subject to performance conditions. The performance conditions are the satisfaction of annual corporate performance objectives and the results of the Company’s total stockholder return compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index over a three-year performance period (for 2018 awards) or a one year, two year and three year performance period (for 2017 awards). For the portions of the awards eligible to vest for 2018, the determination of whether and to what extent those measures were satisfied was made by the Compensation Policy Committee in February 2019. The number of shares shown assumes “maximum” performance and includes shares that were later forfeited under the program.

(4)

The value is calculated based on the closing price of our stock on December 31, 2018 of $16.67 multiplied by all Performance-based Awards and Market-based Awards assuming “maximum” performance. Because a significant number of shares were later forfeited or were not eligible to vest for 2018, the amount does not reflect what was actually earned. For a chart of 2018 realized pay for each of the named executive officers, see page 40.

EXECUTIVE OFFICER COMPENSATION

Option Exercises and Stock Vested in Fiscal Year 2018

The chart below shows option awards that were exercised in 2018 and stock awards that vested in 2018. The stock awards shown are from performance year 2017, which vested when the Compensation Committee made its determinations in February 2018. Restricted stock units which vested based on performance during 2017-2018 or during 2018 did not vest until February 2019 when the Compensation Policy Committee met and made its determinations on performance measures.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting (3)
James F. Risoleo	—	—	138,182	$2,607,347
Michael D. Bluhm	—	—	27,010	499,685
Nathan S. Tyrrell	5,480	$ 10,905	40,791	299,439
Elizabeth A. Abdoo	33,220	223,238	49,969	942,862
Joanne Hamilton	—	—	26,514	500,291

(1)	Represents the amounts realized based on the difference between the market price of our stock on the date of exercise and the exercise price.

(2)

These are (i) Performance-based Awards and Market-based Awards that vested on February 8, 2018, the date that the Compensation Policy Committee determined the results on performance measures for 2017 and (ii) time-based restricted stock units that vested on February 13, 2018 or, for Michael Bluhm, November 6, 2018.

(3)

The value realized on vesting is determined by multiplying the shares vested by $18.75, $19.52 and $18.50, the closing prices of the Company’s common stock on the dates of vesting, which were February 8, 2018, February 13, 2018 and November 6, 2018, respectively.

Nonqualified Deferred Compensation

The Company has an Executive Deferred Compensation Plan in which the named officers participate. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2018. The aggregate balance shown includes amounts earned prior to 2018 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (1)
James F. Risoleo	$157,543	$70,459	$70,459	$(275,365)	$—	$4,689,830
Michael D. Bluhm	—	—	—	—	—	—
Nathan S. Tyrrell	72,990	29,558	29,558	(19,321)	—	549,513
Elizabeth A. Abdoo	196,875	43,713	43,713	(66,510)	—	1,711,378
Joanne Hamilton	65,879	25,418	25,418	111	—	608,885

(1)	Amounts reflect vested values as of December 31, 2018.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan.

EXECUTIVE OFFICER COMPENSATION

Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $.50 of each $1.00 deferred, up to a maximum of 6% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $.50 on each $1.00 deferred up to 6% of the participant’s compensation. The maximum percentage was increased from 6% to 8% effective January 1, 2018 to mirror the increase from 6% to 8% under the Company’s 401(k) Plan.

Participants fully vest in Company contributions after four years of continued employment. The vesting schedule is 25% vesting after one year; 50% vesting after two years; 75% vesting after three years and 100% vesting after four years or more. All named executive officers who have contributed to the plan are fully vested. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change in control. Plan assets are held in a rabbi trust.

Severance and Change in Control Payments

Severance

The Company has a severance plan that applies to its senior executives, which was adopted in 2003 and amended and restated effective as of December 31, 2015. The plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•

As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; violating a material policy of the Company; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

•

As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company. “Good reason” does not include a change that is solely a diminution in title or a change in reporting relationships.

An executive or member of senior management who is terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.

The key benefits under the Severance Plan for a termination without “cause” or a voluntary departure for “good reason”, which are contingent on the execution of a release and a one-year non-competition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•

The president and chief executive officer would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

•	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

EXECUTIVE OFFICER COMPENSATION

The Company does not “gross up” or pay any excise tax associated with these payments. In addition, under the terms of the restricted stock agreements, the executives’ restricted stock unit award would accelerate and vest as follows:

•

The executive would vest in (i) the unvested portion of the time-based award that would have otherwise vested during the twelve months following the date of termination and (ii) the unvested portion of the corporate performance objective award based on the “target” level of performance; and

•

The executive would remain eligible to vest in the portion of the relative total stockholder return award which had been scheduled to vest in the year in which the termination date occurs based on the Company’s actual performance during the applicable period as determined by the Compensation Policy Committee.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2018. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan (“401(k) Plan”) and accrued vacation pay.

Potential Severance Payments

	Mr. Risoleo	Mr. Bluhm	Mr. Tyrrell	Ms. Abdoo	Ms. Hamilton

Termination payment (1)	$ 4,628,733	$1,461,100	$1,170,600	$1,303,100	$ 937,767

Restricted Stock (2)	2,407,831	1,801,394	715,243	841,202	399,580

Options (3)	—	—	—	—	—

Cost of benefit continuation (4)	35,866	35,465	35,866	35,866	35,866

Deferred compensation balance (5)	4,689,830	—	549,513	1,711,378	608,885

Total	$11,762,261	$3,297,958	$2,471,222	$3,891,546	$1,982,098

(1)

Amounts reflected are a multiple of base salary and average annual incentive award. The president and chief executive officer would receive two times his or her base salary and two times the average of his or her annual incentive award for 2016, 2017 and 2018. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2016, 2017 and 2018.

(2)	Amounts are based on the closing price of our stock on December 31, 2018 of $16.67 and vesting as described above.

(3)

Under the stock option agreements granted in past years, all options would vest in the event of a termination of employment without cause or termination by the executive for good reason. However, no options were unvested as of December 31, 2018.

(4)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their deferred compensation accounts.

Change-In-Control

The Severance Plan also provides for certain payments in the event that there is a “double trigger”, that is a change in control of the Company and the occurrence of any of the following events during the period beginning 30 days prior to the change in control and ending one year after a change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

If a double trigger occurs, the key benefits under the Severance Plan, which are contingent on the execution of a release and a one-year noncompetition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•

The president and chief executive officer would be entitled to receive a payment equal to 3x his or her current base salary and 3x his or her average annual cash incentive award over the prior three years.

EXECUTIVE OFFICER COMPENSATION

•	All other executives would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	An executive would be entitled to receive a pro-rata portion of his or her annual cash incentive award for the year based on a “target” level of performance on all measures.

•	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive. In addition, under the terms of the restricted stock agreements, the executives’ restricted stock unit award would accelerate and all then unvested restricted stock units would vest.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2018. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay.

Potential Change in Control Payments

	Mr. Risoleo	Mr. Bluhm	Mr. Tyrrell	Ms. Abdoo	Ms. Hamilton

Termination payment (1)	$6,943,100	$2,922,200	$2,341,200	$2,606,200	$1,875,533

Target Annual Cash Incentive (2)	1,350,000	560,000	530,000	566,500	425,000

Restricted Stock (3)	8,512,252	6,266,620	2,529,306	2,968,677	1,401,714

Options (4)	—	—	—	—	—

Cost of benefit continuation (5)	35,866	35,465	35,866	35,866	35,866

Deferred compensation balance (6)	4,689,830	—	549,513	1,711,378	608,885

Total	$21,531,048	$9,784,284	$5,985,885	$7,888,621	$4,346,998

(1)

The termination payment is a multiple of base salary and average annual cash incentive award. The president and chief executive officer would receive three times his or her base salary and three times the average of his or her annual cash incentive award for 2016, 2017 and 2018. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2016, 2017 and 2018.

(2)

Under the severance plan, the named executive officers would receive a pro-rata portion of the annual incentive award at the “target” level of performance. The amount reflected here is for a full-year since the table is done as of December 31, 2018. This annual cash incentive would not otherwise be earned until the Compensation Policy Committee met and determined the results on the performance measures, which generally occurs in the February following the year of performance.

(3)

Under the restricted stock unit agreements, all unvested restricted stock units would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The value is determined by multiplying the shares by $16.67, the closing price of our stock on December 31, 2018.

(4)

Under the stock option agreements granted in past years, all options would vest upon a change in control and termination of employment without cause or termination by the executive for good reason. However, no options were unvested as of December 31, 2018.

(5)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(6)	The named executive officers are fully vested in their deferred compensation accounts.

EXECUTIVE OFFICER COMPENSATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2018 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)

Equity compensation plans approved by stockholders (1)	2,220,360	$19.35	13,168,916

Equity compensation plans not approved by stockholders	—	—	—

TOTAL	2,220,360	$19.35	13,168,916

(1)

Shares indicated are the aggregate of those issuable under the Company’s 1997 and 2009 Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock. No shares remain available for future grants under the Company’s 1997 Comprehensive Stock and Cash Incentive Plan.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our employees and the annual total compensation of Mr. Risoleo, our Chief Executive Officer. We consider the pay ratio specified herein to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

43:1 CEO PAY RATIO

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Compensation Policy Committee monitors the relationship between the pay our executive officers receive and the pay our employees receive. We recognize that our continued success is highly dependent upon the retention of experienced, motivated and loyal employees at all levels of our organization. We continually review our compensation practices to ensure that the compensation of every employee reflects the level of his or her position and responsibilities and is reviewed so as to be competitive to similar positions in the applicable labor market, while maintaining an appropriate balance between executive compensation and our overall compensation levels. By doing so, we maintain a highly qualified, stable workforce, which is reflected in the fact that the average tenure with the Company is 11 years. The compensation program for all employees is aligned with the structure of executive officer compensation. The primary components of compensation for both employees and executive officers are: base salary, annual cash incentive bonus, and long-term incentive equity-based compensation (which is granted to all employees at or above upper middle management). The same metrics (Adjusted FFO per share and ROIC) are the primary components for determining the annual cash incentive bonus for both employees and executive officers. There are, however, some differences in the design of the long-term incentive equity-based compensation. While the long-term equity incentive grants for both executive officers and upper middle management include a total stockholder return component, the grants for upper middle management are also based in part on performance on individual performance objectives. In contrast, starting with the 2017 compensation program, the equity incentive grants for executive officers do not include individual performance objectives. Our compensation and benefit programs are designed to encourage and reward all employees who contribute to our success. For more information on the Company’s compensation philosophy, see “Our Compensation Program” within the CD&A.

EXECUTIVE OFFICER COMPENSATION

Mr. Risoleo had 2018 annual total compensation of $7,981,174 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2018 was $183,956, as determined in the same manner as the total compensation for Mr. Risoleo. Based on this information, for 2018, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was 1 to 43.

The Company’s CEO pay ratio ranks within the lowest 10% among S&P 500 companies and is over 3.5x lower than the median ratio for S&P 500 companies (160:1), based on a study of last year’s disclosures conducted by a third-party compensation consultant.

To identify the median employee from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We considered all Company employees, including those working less than 40 hours per week, and included base salary, annual incentive bonus, and stock compensation for purposes of determining the median employee. Using this methodology, we determined that our median employee was a full-time employee with the title of Senior Manager.

Workplace Demographics

To assist investors in their assessment of the Company’s CEO pay ratio, the Company is providing supplemental information on its workforce. As of February 2019, the Company had 184 employees, all of which work in the United States. The vast majority work in the Company’s headquarters in Bethesda, Maryland, while others work in the Company’s regional offices in Miami and San Diego. The employees at the Company’s properties are the employees of the Company’s third-party hotel managers, who are responsible for hiring and maintaining employees and setting their compensation. The Company does not use temporary or seasonal workers and does not use subcontracted workers. As of February 2019, all Company employees were full time employees, though on occasion the Company has, and may in the future, hire employees on a part time basis. The workforce is professional, experienced and motivated, with the average tenure of 11 years as noted above. The majority of the Company’s employees have college degrees and many have advanced degrees as well. The Company was recognized by Fortune Magazine as one of the World’s Most Admired Companies in 2019, ranking #2 in the real estate industry.

REPORT OF THE COMPENSATION POLICY COMMITTEE ON EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2018 and this proxy statement.

The Compensation Policy Committee

Mary L. Baglivo, Chair

Ann McLaughlin Korologos

Sandeep L. Mathrani

A. William Stein

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2018 Director Fees

Directors who are employees receive no fees for their service as a director. Mr. Marriott, Chairman of the Board, and Mr. Risoleo, President and CEO, were employees of the Company during 2018 and received no director fees. In 2018, we provided the following annual compensation to the Company’s independent directors. Directors are compensated in cash and stock to align their interests with those of our stockholders.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Mary L. Baglivo	$117,000	$140,000	$49,671	$306,671
Sheila C. Bair	94,000	140,000	53,005	287,005
Mary Hogan Preusse	91,000	140,000	59,522	290,522
Ann McLaughlin Korologos	92,000	140,000	30,705	262,705
Sandeep L. Mathrani	100,000	140,000	1,747	241,747
John B. Morse, Jr.	108,500	140,000	15,856	264,356
Walter C. Rakowich	135,000	140,000	50,799	325,799
Gordon H. Smith	110,500	140,000	43,912	294,412
A. William Stein	96,000	140,000	14,747	250,747

(1)	Amount reflects an annual retainer for Board service, committee membership fees and retainers for committee chairs and Lead Director, as described below.

(2)	Amount reflects annual stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to $140,000. The annual stock awards are fully vested upon grant.

(3)	Amount reflects:

•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Ms. Baglivo, $23,422; Ms. Bair, $27,404; Ms. Hogan Preusse, $30,374; Ms. Korologos, $15,875; Mr. Mathrani, $1,060; Mr. Morse, $9,617; Mr. Rakowich $28,457; Mr. Smith $22,703; and Mr. Stein $7,971.

•

Reimbursement for taxes associated with the value of the above benefit as follows: Ms. Baglivo, $26,249; Ms. Bair, $25,601; Ms. Korologos, $14,831; Mr. Mathrani, $688; Mr. Morse, $6,239; Mr. Rakowich $22,341; Mr. Smith $21,210; and Mr. Stein $6,776.

2018 Director Compensation Program

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board of Directors on compensation and benefits for the independent directors. The Committee generally reviews the compensatory arrangements of the independent directors biennially. The compensatory arrangements for 2018 were based on a review conducted in the fall of 2017 by the Committee with the assistance of Pay Governance LLC. Pay Governance conducted an assessment of the competitiveness of the non-employee directors’ total compensation using several market data sources, which included director compensation practices for companies comprising the S&P 500 index (of which we are a constituent) as well as the proxy peer group of 20 companies used to assess executive compensation. Upon the recommendation of the Committee, the Board approved the following compensatory arrangements for the non-employee directors, which became applicable in January 2018.

Cash Compensation

Non-employee directors receive the following cash compensation in addition to reimbursement of customary and usual travel expenses:

•	retainer of $80,000 per year;

DIRECTOR COMPENSATION

•	$8,000 per year for membership on the Compensation Policy Committee or Nominating and Corporate Governance Committee;

•	$12,000 per year for membership on the Audit Committee;

•	$15,000 per year to the committee chair of the Nominating and Corporate Governance Committee (Mr. Smith);

•	$25,000 per year to the committee chair of the Compensation Policy Committee (Ms. Baglivo);

•	$25,000 per year to the committee chair of the Audit Committee (Mr. Rakowich); and

•	$30,000 per year to the Lead Director (Mr. Smith).

There are no fees paid for attendance at 5 regular Board meetings, however, non-employee directors receive $1,500 for attendance at any special meeting, of which there were none in 2018. Similarly, there are no fees paid for attendance at up to five meetings of the Nominating and Corporate Governance Committee and Compensation Policy Committee and up to seven meetings of the Audit Committee; however, non-employee directors receive $1,500 for attendance at any special committee meetings in excess of those amounts, of which there were none in 2018.

Stock Compensation—Annual Stock Award

Non-employee directors receive an annual director stock award under the Non-Employee Directors’ Deferred Stock Compensation Plan effective after election at the annual meeting. In 2018, the award equaled $140,000, with the number of shares determined based on the fair market value of the Company’s common stock on that date.

Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors will receive the annual stock award in fully-vested common stock, unless a director makes an election prior to the end of the year preceding the award to defer the award into stock units. Directors also elect at that time the date when the stock units would be payable, which may be (i) on the 90th day following separation from service from the Board in a lump sum or in annual installments up to 10 years, (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to five years, or (iii) in a lump sum payable on the 90th day following the earlier of (A) separation from service or (B) 3 or 5 years from the date of grant. All directors except Ms. Baglivo and Mr. Rakowich elected to defer the 2018 award into stock units. The closing price of our common stock on the annual meeting date of May 17, 2018 was $20.31, so each director received either 6,893 shares or, if they deferred, they were credited with 6,893 stock units. Directors are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

Stock Ownership Policy

Non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with these guidelines will be measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet these guidelines. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Risoleo, as employees, are subject to separate stock ownership guidelines applicable to corporate officers. Because the policy provides for 5 years to attain the guideline, all directors are in compliance with the policy.

Perquisites

To encourage our directors to visit and personally evaluate and provide feedback on our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services

DIRECTOR COMPENSATION

when they stay at properties owned by us or managed by our major operators, subject to an annual limit of $30,000 measured over a rolling three year period (i.e., $90,000 over three years). In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, committee fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to elect to receive such shares commencing (i) on the 90th day following as a lump sum or in substantially equal annual installments over a period not to exceed 10 years or (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to five years. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of February 28, 2019 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of February 28, 2019, the Company owns approximately 99% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Mary L. Baglivo (3)	40,050	*		*
Sheila C. Bair (3)	47,802	*		*
Mary Hogan Preusse (3)	14,060	*		*
Ann McLaughlin Korologos (3)	142,352	*		*
Richard E. Marriott (4)	6,541,201	0.9%	140,296	0.9%
Sandeep L. Mathrani (3)	22,261	*		*
John B. Morse, Jr. (3)	96,550	*		*
Walter C. Rakowich (3)	37,742	*		*
James F. Risoleo (5)	641,377	*		*
Gordon H. Smith (3)	68,598	*		*
A. William Stein (3)	13,112	*		*
Non-Director Named Executive Officers:
Elizabeth A. Abdoo (5)	258,996	*		*
Michael D. Bluhm (5)	194,978	*		*
Joanne Hamilton (5)	106,971	*		*
Nathan S. Tyrrell (5)	171,284	*		*
All Directors and Executive Officers as a group:
(17 persons, including the foregoing) (3)(4)(5)	8,530,084	1.2%	140,296	1.2%
Certain Beneficial Owners:
BlackRock, Inc. (6)	86,424,415	11.7%		11.7%
State Street Corporation (7)	46,023,580	6.2%		6.2%
The Vanguard Group, Inc. (8)	123,246,163	16.7%		16.7%

*	Reflects ownership of less than 1/10th of 1%.

(1)

Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)

This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

(3)

The number of shares of common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	1,062,380 shares held in trust for which Richard E. Marriott is a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	270,427 shares held in trust for which the wife of Richard E. Marriott is a trustee;

•	297,770 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and

•	1,330,610 shares held by a limited partnership, the sole general partner of which is a corporation for which Richard E. Marriott is the controlling stockholder of the voting shares.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)

The number of shares of our common stock listed here includes restricted stock units granted under the 2009 Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of February 28, 2019 pursuant to the exercise of stock options granted under our 2009 Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for each named executive officer:

• Elizabeth A. Abdoo • Joanne Hamilton • James F. Risoleo • Nathan S. Tyrrell	39,778 vested options 13,800 vested options 74,052 vested options 6,886 vested options

(6)

BlackRock, Inc. filed an amended Schedule 13G with the SEC on January 31, 2019 to report beneficial ownership of 86,424,415 shares of our common stock. BlackRock reports that it has the sole power to dispose of all such shares and has sole voting power with respect to 77,593,662 shares. No single BlackRock fund held more than 1% of the Company’s issued and outstanding stock. BlackRock’s business address is 55 East 52nd Street, New York, New York 10055.

(7)

State Street Corporation filed a Schedule 13G with the SEC on February 14, 2019 to report beneficial ownership of 46,023,580 shares of our common stock. State Street Corporation reports that it has the shared power to dispose of 46,013,566 shares and the shared power to vote 41,050,146 shares. State Street Corporation’s business address is State Street Financial Center, One Lincoln Street, Boston Massachusetts 02111.

(8)

The Vanguard Group, Inc. filed an amended Schedule 13G with the SEC on February 12, 2019 to report beneficial ownership of 123,246,163 shares of our common stock. Vanguard reports that it has the sole power to dispose of 121,494,111 shares, has shared power to dispose of 1,752,052 shares, has the sole power to vote with respect to 1,515,028 shares and has shared power to vote with respect to 927,196 shares. The single largest fund by holding percentage, Vanguard Real Estate Index Fund, held approximately 4.8% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 9%. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions which has been updated from time to time. The policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons;

•	indemnification and advancement of expenses to any related person made pursuant to the Company’s Charter of Bylaws or pursuant to any agreement; and

•

management, operating, licensing and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other third-party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into two general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies; and

•	lodging management and franchise agreements relating to our properties.

As of January 31, 2019, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 7.4% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Executive Chairman and Chairman of the Board of Marriott International and formerly served as Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement

We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

Leases

We currently sublease approximately 3,576 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2018, we paid Marriott International approximately $143,040 in rental fees for this office space.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management and license agreements with us and certain of our subsidiaries to manage branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and our subsidiaries that allow us to use Marriott brands, associated trademarks, reservation systems and other related items for Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2018, we and our subsidiaries paid $211 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition the manager’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•

Fees for operational services. Marriott International has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels it manages, including establishing room

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

rates, securing and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by its technical and operational experts and promoting and publicizing the hotels. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, and provides other administrative and accounting support services to the hotels. These support services include planning and policy services, divisional financial services, product planning and development, employee staffing and training, corporate executive management and certain in-house legal services. Marriott International typically receives compensation in the form of a base management fee, which is calculated as a percentage (generally 3%) of annual gross revenues, and an incentive management fee, which typically is calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel. In the case of our hotels operating under the W®, Westin®, Sheraton®, Luxury Collection® and St. Regis® brands and managed by Marriott following its acquisition of Starwood Hotels & Resorts Worldwide, Inc. on September 23, 2016 (collectively, the “Starwood-Branded Hotels”), the base management fee is only 1% of annual gross revenues, but that amount is supplemented by license fees payable to Marriott under a separate license agreement (as described below).

•

License services. In the case of the Starwood-Branded Hotels, operations are governed by separate license agreements addressing matters pertaining to the designated brand, including rights to use trademarks, service marks and logos, matters relating to compliance with certain brand standards and policies, and the provision of certain system programs and centralized services. Although the term of these license agreements with Marriott generally is coterminous with the corresponding operating agreements, the license agreements contemplate the potential for continued brand affiliation even in the event of a termination of the operating agreement (for instance, in the event the hotel is operated by an independent operator). The Marriott licensors receive compensation in the form of license fees (generally 5% of gross revenues attributable to room sales and 2% of gross revenues attributable to food and beverage sales), which amounts supplement the lower base management fee of 1% of gross revenues received by Marriott under the operating agreements, as noted above.

•

Chain or system programs and services. Marriott International provides chain or system programs and services generally that are furnished on a centralized basis. Such services include the development and operation of certain computer systems and reservation services, regional or other centralized management and administrative services, marketing and sales programs and services, training and other personnel services, and other centralized or regional services as may be determined to be more efficiently performed on a centralized, regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these chain or system programs and services generally are allocated on a cost reimbursement basis among all hotels managed by Marriott International or its affiliates or that otherwise benefit from these services.

•

Working capital and fixed asset supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We also are responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from working capital are insufficient to meet the financial requirements of the hotels.

•

Furniture, fixtures and equipment replacements. We are required to provide Marriott with all furniture, fixtures and equipment (“FF&E”) necessary for the operation of the hotels (including funding any required FF&E replacements). On an annual basis, Marriott prepares budgets for FF&E to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the necessary funds, which budgets are subject to our review and approval. For purposes of funding such expenditures, a specified percentage (typically 5%) of the gross revenues of each hotel is deposited by the manager into an escrow or reserve account in our name, to which the manager has access. For certain hotels, we have negotiated flexibility with Marriott that reduces the funding commitment required as follows:

•

For certain hotels managed by Marriott, we have entered into an agreement with Marriott to allow for such expenditures to be funded from one pooled reserve account, rather than periodic reserve fund contributions being deposited into separate reserve accounts at each hotel, with the minimum required balance maintained on an ongoing basis in that pooled reserve account being significantly lower than

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

the amount that would have been maintained otherwise in such separate hotel reserve accounts. Upon sale, a hotel-level reserve account would be funded (by either the purchaser or by the Company, as the seller) in the full amount of the reserve balance associated with the hotel.

•

For certain of the Starwood-Branded Hotels, periodic reserve fund contributions, which otherwise would be deposited into reserve accounts maintained by managers at each hotel, are distributed to us and we are responsible for providing funding of expenditures which otherwise would be funded from reserve accounts for each of the hotels. Upon sale, a hotel-level reserve account would be funded in the amount of the subject hotel’s pro rata share, if any, of the consolidated pooled reserve balance.

•

Building alterations, improvements and renewals. Marriott is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition that is consistent with brand standards. We generally have approval rights as to such budgets and expenditures, which we review and approve based on Marriott’s recommendations and on our judgment. Expenditures for these major repairs and improvements affecting the hotel building typically are funded directly by us, although our agreements with Marriott in respect of the Starwood-Branded Hotels contemplate that certain such expenditures may be funded from the FF&E reserve account.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

Proxy Statement Proposals

If you wish to submit a proposal to be included in the proxy statement for our 2020 annual meeting, we must receive it no later than December 7, 2019. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Director Nominations for Inclusion in Proxy Materials

(Proxy Access)

Our proxy access bylaw permits a stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in the Bylaws. Stockholders who do not meet the requirements may always provide written suggestions for director nominees directly to the Nominating and Corporate Governance Committee. The Committee will evaluate director candidates suggested by stockholders in the same manner as those suggested by other sources. For the 2020 annual meeting, notice of a proxy access nomination must be delivered to our Secretary at the address provided above no earlier than November 7, 2019 and no later than 5:00 p.m., Eastern time, on December 7, 2019.

Other Proposals and Nominations

Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at the 2020 annual meeting of stockholders, but which is not intended to be included in the Company’s proxy statement for that meeting. Under our Bylaws, nominations for directors or other business proposals to be addressed at the next annual meeting may be made by a stockholder entitled to vote who has delivered written notice to the Secretary (at the above address), no earlier than November 7, 2019 and no later than 5:00 p.m., Eastern time, on December 7, 2019. Also, in the event that the number of directors to be elected is increased and public announcement occurs after November 27, 2019, then stockholders will have an additional 10 days from the date of the announcement to nominate candidates for director, but only with respect to any new positions created by the increase. All notices must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (http://www.hosthotels.com).

Important Dates for 2020 Annual Meeting

Earliest Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	November 7, 2019

Last Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	December 7, 2019

Last Date to Submit Stockholder Proposals for Inclusion in Our Proxy Statement	December 7, 2019

Earliest Date to Submit Director Nominations or Other Business to Be Presented at Our Annual Meeting	November 7, 2019
Last Date to Submit Director Nominations or Other Business to Be Presented at Our Annual Meeting	December 7, 2019

ATTENDANCE AND VOTING MATTERS

ATTENDANCE AND VOTING MATTERS

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Michael D. Bluhm and Elizabeth A. Abdoo as proxies for this annual meeting. When you properly sign your proxy card or vote via telephone or the Internet, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

What does it mean if I get more than one notice or proxy card?

You should vote by following the instructions on each notice you receive or by completing and signing each proxy card you receive. You will receive separate instructions for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Availability of Proxy Materials was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Availability of Proxy Materials was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Why did I receive a Notice of Internet Availability in the mail instead of printed proxy materials?

In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to selected stockholders by providing access to these documents over the Internet. Accordingly, on or about April 5, 2019, we sent a Notice of Internet Availability to most of our stockholders. These stockholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help save natural resources and reduce the cost to print and distribute the proxy materials.

Who is entitled to vote?

Any owner of common stock of the Company at the close of business on March 22, 2019, the record date, can vote at the annual meeting, and any postponements or adjournments of the meeting, and is entitled to one vote for each share of common stock owned.

How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of the close of business on March 22, 2019 and attend the annual meeting, you may vote in person at the meeting by presenting some form of government-issued photo identification. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record and present some form of government-issued photo identification.

ATTENDANCE AND VOTING MATTERS

Voting by Authorizing a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may authorize a proxy to vote your shares as follows:

•

Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 15, 2019. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Internet. You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 15, 2019. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee, which you must follow in order to have your shares of common stock voted.

Who is acting as my proxy and how will they vote my shares?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted as recommended by the Board of Directors.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares, your bank or broker was allowed to vote those shares on your behalf in the election of directors and other routine matters as they deemed appropriate. Now, due to regulatory changes, your bank or broker is no longer able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf.

May I revoke my proxy or change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting by voting again via the Internet or by telephone, by completing, signing, dating and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting in person. Only your latest dated proxy we receive at or prior to the annual meeting will be counted. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again.

How can I manage the number of Annual Reports and Proxy Statements I receive?

If you share an address with any of our other stockholders, your household might receive only one copy of these documents. We will promptly deliver, upon oral or written request, individual copies of these documents to any stockholders at a shared address who received only one copy. To request individual copies for each stockholder in your household for this year and/or future years, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 505000, Louisville, KY 40233.

ATTENDANCE AND VOTING MATTERS

What vote is required to approve each proposal?

In the election of directors (proposal 1), each nominee must receive more “for” votes than “against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2019 (proposal 2), and to approve the advisory resolution on executive compensation (proposal 3).

What constitutes a “quorum”?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain” will be counted as present at the meeting for the purpose of determining a quorum. Abstentions will have no effect on the results of the vote on the proposals to be acted upon at the annual meeting.

Under New York Stock Exchange Rules, the proposal to approve the ratification of the appointment of independent auditors is considered a ‘‘discretionary’’ item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the election of directors and the advisory vote on executive compensation are ‘‘non-discretionary’’ items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called ‘‘broker non-votes’’ will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors, and the advisory vote on executive compensation.

How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, code of conduct and other documents referenced in this proxy statement can be accessed in the “Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attention: Investor Relations

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting your signed proxy card gives authority to Michael D. Bluhm and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspectors of election and will tabulate the votes.

ATTENDANCE AND VOTING MATTERS

Will there be a sign language interpreter at the meeting?

If you would like to have a sign language interpreter at the annual meeting, please send your request in writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817. We must receive your request no later than May 6, 2019.

Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $14,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at http://www.hosthotels.com.

OTHER MATTERS

OTHER MATTERS

Other Business at the Annual Meeting

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2018, except for one late filing covering the sale of 341 shares in May 2018 by Mr. Walter Rakowich which was corrected promptly upon discovery by a filing in January 2019.

Hotel Information

A special stockholder annual meeting rate is offered at The Ritz-Carlton Resorts of Naples where the annual meeting is being held for Wednesday, May 15, 2019. A limited number of rooms are available at this special rate of $359, plus taxes and gratuities, for the Resort View King and $799, plus taxes and gratuities, for the Resort View Suite. To receive this special rate, please call Lisa Noonan at The Ritz-Carlton Resorts of Naples at 239-598-6670 and request the special stockholder rate. All reservations should be received by the hotel no later than May 1, 2019. This discount may not be used in conjunction with any other discount, coupon or group rate. Any cancellations should be made 3 days prior to May 15, 2019 to avoid a 1-night room and tax penalty.

Online Annual Report to Stockholders

We have filed an Annual Report on Form 10-K for the year ended December 31, 2018 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2018 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

By Order of the Board of Directors

Elizabeth A. Abdoo

Secretary

Dated: April 5, 2019

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., New York Time, on May 15, 2019.

Online
Go to www.investorvote.com/HST or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HST

2019 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Mary L. Baglivo	☐	☐	☐	02 - Sheila C. Bair	☐	☐	☐	03 - Ann M. Korologos	☐	☐	☐
	04 - Richard E. Marriott	☐	☐	☐	05 - Sandeep L. Mathrani	☐	☐	☐	06 - John B. Morse, Jr.	☐	☐	☐
	07 - Mary Hogan Preusse	☐	☐	☐	08 - Walter C. Rakowich	☐	☐	☐	09 - James F. Risoleo	☐	☐	☐
	10 - Gordon H. Smith	☐	☐	☐	11 - A. William Stein	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify appointment of KPMG LLP as independent registered public accountants for 2019.	☐	☐	☐	3.	Advisory resolution to approve executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

030QLB

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 16, 2019, 11:00 A.M.

The Ritz-Carlton Golf Resort, Naples

2600 Tiburon Drive

Naples, Florida 34109

AGENDA

1. ELECTION OF DIRECTORS

2. RATIFY APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2019

3. AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the Internet, or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting, please mark the appropriate box on the proxy card below. Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/investor and sign up for electronic delivery.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.proxydocs.com/HST

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HST

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 16, 2019, 11:00 A.M.

The undersigned appoints Elizabeth A. Abdoo and Michael D. Bluhm, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 22, 2019 at the Annual Meeting of Stockholders to be held on May 16, 2019, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director and FOR proposal 2 and FOR proposal 3. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

Online
Go to www.investorvote.com/HST or scan the QR code — login details are located in the shaded bar below.

Votes submitted electronically must be received by 11:59 p.m., New York Time, on May 15, 2019.

2019 Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the

Host Hotels and Resorts, Inc. Annual Stockholder Meeting to be Held on May 16, 2019

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.investorvote.com/HST

Easy Online Access — View your proxy materials and vote.

Step 1:     Go to www.investorvote.com/HST.

Step 2:     Click on the icon on the right to view meeting materials.

Step 3:     Return to the investorvote.com window and follow the instructions on the screen to log in.

Step 4:     Make your selections as instructed on each screen for your delivery preferences.

Step 5:     Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials - If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 6, 2019 to facilitate timely delivery.

030QNB

2019 Stockholder Meeting Notice

Host Hotels and Resorts, Inc.’s Annual Meeting of Stockholders will be held on May 16, 2019 at The Ritz-Carlton Golf Resort, Naples at 2600 Tiburon Drive, Naples, Florida 34109 at 11:00 a.m. New York Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3:

1.	Election of Directors:

01 - Mary L. Baglivo

02 - Sheila C. Bair

03 - Ann M. Korologos

04 - Richard E. Marriott

05 - Sandeep L. Mathrani

06 - John B. Morse, Jr.

07 - Mary Hogan Preusse

08 - Walter C. Rakowich

09 - James F. Risoleo

10 - Gordon H. Smith

11 - A. William Stein

2.	Ratify appointment of KPMG LLP as independent registered public accountants for 2019.
3.	Advisory resolution to approve executive compensation.

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to submit your proxy instructions via the Internet. If you plan on attending the Annual Meeting, please mark the appropriate box when voting via the Internet. Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/investor and sign up for electronic delivery.

Here’s how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

Internet - Go to www.investorvote.com/HST.

Phone - Call us free of charge at 1-866-641-4276.

Email - Send an email to investorvote@computershare.com with “Proxy Materials Host Hotels and Resorts, Inc.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, requests for a paper copy of proxy materials must be received by May 6, 2019.